EXHIBIT 4.1

CAMPOSOL S.A.

10.50% SENIOR SECURED NOTES DUE 2021

INDENTURE

Dated as of May 27, 2016

CAMPOSOL S.A.,

as Issuer

CAMPOSOL HOLDING LTD.,

as Parent Guarantor

CAMPOINCA S.A. and MARINAZUL S.A.,

as Subsidiary Guarantors

THE BANK OF NEW YORK MELLON,

as Trustee, Registrar, Paying Agent and Transfer Agent

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.,

as Luxembourg Listing Agent, Luxembourg Paying Agent and Luxembourg Transfer Agent

and

LA FIDUCIARIA S.A.

As Peruvian Trustee and Collateral Agent

i

List of Exhibits:

Exhibit A	Form of New Note
Exhibit B	Form of Certificate for Exchange or Transfer of Rule 144A Note
Exhibit C	Form of Certificate for Exchange or Transfer of Regulation S Note

INDENTURE, dated as of May 27, 2016, among CAMPOSOL S.A., a corporation (sociedad anónima) organized under the laws of Peru (the “Issuer”), CAMPOSOL HOLDING LTD., a public limited company organized under the laws of Cyprus (the “Parent Guarantor”), CAMPOINCA S.A., a corporation (sociedad anónima) organized under the laws of Peru and MARINAZUL S.A., a corporation (sociedad anónima) organized under the laws of Peru (together, the “Subsidiary Guarantors”, and together with the Parent Guarantor, the “Guarantors”), THE BANK OF NEW YORK MELLON, a banking corporation, organized and existing under the laws of the State of New York as trustee (together with its successors hereunder, in such capacity, the “Trustee”), registrar (in such capacity, the “Registrar”), transfer agent (in such capacity, the “Transfer Agent”) and paying agent (in such capacity, the “Paying Agent”, and together with any other paying agents under this Indenture in their respective capacities as such, the “Paying Agents”), THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., as paying agent and transfer agent in Luxembourg (the “Luxembourg Paying Agent,” or the “Luxembourg Transfer Agent”) and LA FIDUCIARIA S.A., as Peruvian trustee and collateral agent (the “Peruvian Trustee and Collateral Agent”).

WITNESSETH:

WHEREAS, pursuant to a resolution of the shareholders of the Issuer adopted on April 7, 2016 the Issuer has duly authorized the issuance of its 10.50% Senior Secured Notes due 2021 (the “New Notes”); and to provide for the issuance thereof the Issuer has duly authorized the execution and delivery of this Indenture; and

WHEREAS, pursuant to a resolution of the Board of Directors of the Parent Guarantor adopted on April 6, 2016, the Parent Guarantor has duly authorized the guarantee of the New Notes; and the obligations of the Issuer under this Indenture and to provide for the guarantee thereof the Parent Guarantor has duly authorized the execution and delivery of this Indenture; and

WHEREAS, pursuant to a resolution of the shareholders of Marinazul S.A. and the shareholders of Campoinca S.A., in both cases adopted on April 6, 2016, each Subsidiary Guarantor has duly authorized the guarantee of the New Notes, and the obligations of the Issuer under this Indenture and to provide for the guarantee thereof each Subsidiary Guarantor has duly authorized the execution and delivery of this Indenture; and

WHEREAS, the Trustee has accepted the trusts created by this Indenture and in evidence thereof has joined in the execution hereof;

NOW, THEREFORE, in consideration of the premises and the purchase of the New Notes by the Holders (as defined herein), the parties listed above covenant and agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“4.99% Rate” shall have the meaning specified in Section 2.12(a)(i).

“Acquired Indebtedness” shall mean Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary whether or not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary, provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or promptly upon consummation of such Asset Acquisition or the transactions by which such Person is merged or consolidated with or into the Parent Guarantor or any Restricted Subsidiary or becomes a Restricted Subsidiary shall not constitute Acquired Indebtedness.

“Actual Knowledge” shall mean, with respect to any Person, actual knowledge of any officer (or similar agent) of such Person responsible for the administration of the transactions effected by this Indenture and the New Notes or such officer (or similar agent) as shall have been designated by such Person in this Indenture and the New Notes to receive written communications in connection therewith.

“Additional Amounts” shall have the meaning specified in Section 2.12.

“Additional New Notes” shall have the meaning specified in Section 2.11.

“Adjusted Treasury Rate” shall mean, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” shall have the meaning specified in Section 4.1(e).

“Applicable Law” shall mean, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Applicable Premium” shall mean with respect to a New Note at any redemption date, the excess of:

(A)	the present value at such redemption date of (i) the redemption price of such New Note at July 15, 2018 multiplied by the principal amount of such New Note (such redemption price being set forth in the table appearing in Section 3.3(d)) plus (ii) all required interest payments due on such New Note through July 15, 2018 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate plus 50 basis points; over

(B)	the principal amount of such New Note;

provided, that the Trustee shall not be responsible for making any calculation with respect to such Applicable Premium.

“Applicable Procedures” shall have the meaning specified in Section 2.6(b).

“Asset Acquisition” shall mean (1) an investment by the Parent Guarantor or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or will be merged into or consolidated with the Parent Guarantor or any of its Restricted Subsidiaries, or (2) an acquisition by the Parent Guarantor or any of its Restricted Subsidiaries of the property and assets of any Person other than the Parent Guarantor or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” shall mean the sale or other disposition by the Parent Guarantor or any of its Restricted Subsidiaries (other than to the Parent Guarantor or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary that constitutes a division of the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole or (2) all or substantially all of the assets that constitute a division or line of business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole.

“Asset Sale” shall mean any sale, transfer or other disposition (including by way of merger, consolidation or Sale and Leaseback Transaction) of any of its property or assets (including Capital Stock of any Subsidiary) in one transaction or a series of related transactions by the Parent Guarantor or any of its Restricted Subsidiaries to any Person (other than the Parent Guarantor or any Restricted Subsidiary); provided that “Asset Sale” will not include:

(1)	sales or other dispositions of inventory, receivables and other assets in the ordinary course of business;

(2)	sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under Section 4.1(b);

(3)	any sales, transfers or other dispositions of assets with a Fair Market Value not in excess of U.S.$2.0 million (or the Dollar Equivalent thereof) in any transaction or series of related transactions;

(4)	any sale, transfer, assignment or other disposition of any property, or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Parent Guarantor or its Restricted Subsidiaries;

(5)	any transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Lien;

(6)	a transaction permitted by Section 4.3; and

(7)	a sale, transfer or other disposition to the Parent Guarantor or a Restricted Subsidiary, including the sale or issuance by the Parent Guarantor or any Restricted Subsidiary of any Capital Stock of any Restricted Subsidiary to the Parent Guarantor or any Restricted Subsidiary.

“Attributable Indebtedness” shall mean, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Authentication Order” shall have the meaning specified in Section 2.2.

“Authorized Agent” shall mean the collective reference to the Paying Agent(s), Registrar, any other co-registrar appointed hereunder, and any Transfer Agent(s).

“Authorized Officer” shall mean, (1) in the case of the Issuer, the individual(s) (who may include directors of the Issuer) whose signatures and incumbency shall have been certified by the Issuer in an Officer’s Certificate delivered to the Trustee and who are legally entitled to represent the Issuer or (2) in the case of any other Person, the chairman of the board, chief executive officer, chief financial officer or accounting officer, any vice president or any corporate officer of such Person responsible for the administration of the transactions effected by this Indenture and the Notes.

“Average Life” shall mean, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Bail-in Legislation” means in relation to a Member State of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation.

“Board of Directors” shall mean, the board of directors elected or appointed by the stockholders of the Parent Guarantor to manage the business of the Parent Guarantor or any committee of such board duly authorized to take the action purported to be taken by such committee.

“Board Resolution” shall mean any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by every member of the Board of Directors in accordance with the articles of association of the Parent Guarantor.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation.

“BRRD Party” means any Luxembourg listing agent, Luxembourg transfer agent, or Luxembourg paying agent subject to Bail-in Powers.

“Business Day” shall mean any day which is not a Saturday, Sunday, legal holiday or other day on which banking institutions in The City of New York or in Lima, Perú are authorized by law or governmental regulation to close.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Original Issue Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

“Capitalized Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) which, in conformity with IFRS, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” shall mean the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” shall mean the occurrence of one or more of the following events:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries (including the Issuer) taken as a whole to any “person” (within the meaning of Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rule 13d-5 of the Exchange Act), other than to one or more of the Issuer, any of its Subsidiaries, any one or more Permitted Holders or a “group” (within the meaning of Rule 13d-5 of the Exchange Act) controlled by one or more Permitted Holders; or

(2)	the consummation of any transaction (including without limitation, any merger, consolidation or amalgamation) the result of which is that (A) any “person” (within the meaning of Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rule 13d-5 of the Exchange Act) (other than any Permitted Holder or “group” controlled by one or more Permitted Holders) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 33% of the outstanding Voting Stock of the Parent Guarantor (or its successor by merger, consolidation or amalgamation), measured by voting power rather than number of shares, and (B) the Permitted Holders (including any “group” controlled by one or more Permitted Holders) “beneficially own” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly and indirectly, in the aggregate a lesser percentage of the outstanding Voting Stock of the Parent Guarantor (or its successor by merger, consolidation or amalgamation), measured by voting power rather than number of shares, than such other “person” or “group” and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Parent Guarantor (or its successor by merger, consolidation or amalgamation).

“Change of Control Offer” shall have the meaning specified in Section 4.4(a).

“Change of Control Triggering Event” shall mean the occurrence of both a Change of Control and a Rating Decline.

“Clearstream” shall mean Clearstream Banking Luxembourg, or any successor securities clearing agency.

“Closing Date” shall mean May 27, 2016.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning specified in Section 10.1.

“Collateral Documents” shall have the meaning specified in Section 10.1.

“Common Stock” shall mean, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding at the date of this Indenture, and include, without limitation, all series and classes of such common stock or ordinary shares.

“Comparable Treasury Issue” shall mean the U.S. Treasury security having a maturity comparable to July 15, 2018 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity comparable to July 15, 2018.

“Comparable Treasury Price” shall mean, with respect to any redemption date:

(1)	the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities;” or

(2)	if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if fewer than three such Reference Treasury Dealer Quotations are available, the average of all such quotations.

The Trustee shall not be responsible for making any calculation with respect to such Comparable Treasury Price.

“Consolidated Interest Expense” shall mean, for any period, the amount that would be reflected as “Interest Expense,” net of interest income, on a consolidated income statement prepared in accordance with IFRS for such period of the Parent Guarantor and its Restricted Subsidiaries; provided that interest expense attributable to interest on any Indebtedness bearing a floating interest rate will be computed on a pro forma basis as if the rate in effect on the date of determination had been the applicable rate for the entire relevant period. The Trustee shall not be responsible for making any calculation with respect to such Consolidated Interest Expense.

“Consolidated Leverage Ratio” shall mean, on any Transaction Date, the ratio of (i) Consolidated Net Indebtedness to (ii) EBITDA for the then most recent four fiscal quarters ending on or prior to the Transaction Date for which consolidated financial statements of the Parent Guarantor (which Parent Guarantor shall use its reasonable best efforts to compile in a timely manner) are available (the “Four Quarter Period”).

In making the foregoing calculation:

(A)	pro forma effect will be given to any Indebtedness, Disqualified Stock or Preferred Stock Incurred, repaid or redeemed during the period (the “Reference Period”) commencing on and including the first day of the Four Quarter Period and ending on and including the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period), in each case as if such Indebtedness, Disqualified Stock or Preferred Stock had been Incurred, repaid or redeemed on the first day of such Reference Period; provided that, in the event of any such repayment or redemption, EBITDA for such period will be calculated as if the Parent Guarantor or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Indebtedness;

(B)	Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C)	pro forma effect will be given to the creation, designation or redesignation of Restricted Subsidiaries and Unrestricted Subsidiaries during the Reference Period as if such creation, designation or redesignation would have occurred on the first day of the relevant Four Quarter Period;

(D)	pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(E)	pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Parent Guarantor or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such Asset Dispositions or Asset Acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (D) or (E) of this definition requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation will be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

The Trustee shall not be responsible for making any calculation with respect to such Consolidated Leverage Ratio.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with IFRS.

“Consolidated Net Indebtedness” shall mean, the sum of the total principal amount of Indebtedness (or, in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) and the total amount of Disqualified Stock outstanding of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis and determined in accordance with IFRS on the Transaction Date, less the amount of cash, cash equivalents as determined in accordance with IFRS and Temporary Cash Investments held by the Parent Guarantor and its Restricted Subsidiaries on the Transaction Date.

“Consolidated Net Worth” shall mean, with respect to a specified Person, at any date of determination, the stockholders’ equity of such Person as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person, each item to be determined in conformity with IFRS.

“Corporate Trust Office” shall mean the office of the Trustee on the Closing Date located at 101 Barclay St. Floor 7-E, New York, NY 10286, Attention: Corporate Trust/ Re: Camposol S.A., or such other office as the Trustee may from time to time designate in writing to the Issuer.

“Covenant Defeasance” shall have the meaning specified in Section 6.4(b).

“Covenant Suspension Event” shall have the meaning specified in Section 4.2(a).

“Currency Agreement” shall mean, any foreign exchange forward contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in foreign exchange rates.

“Cypriot Government Obligations” shall mean securities that are (1) direct obligations of Cyprus for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of Cyprus the payment of which is unconditionally guaranteed as a full faith and credit obligation by Cyprus, which, will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Cypriot Government Obligation or a specific payment of interest on or principal of any such Cypriot Government Obligation held by such custodian for the account of the holder of a depository receipt.

“Cyprus” shall mean the Republic of Cyprus.

“Dealer Manager Agreement” shall mean the Dealer Manager Agreement, dated as of April 11, 2016, among Issuer, the Parent Guarantor, the Subsidiary Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as dealer managers of the Exchange Offer for the New Notes issued under this Indenture.

“Default” shall mean any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” shall have the meaning specified in Section 2.3(a).

“Disqualified Stock” shall mean any class or series of Capital Stock of any Person that by its terms is (1) required to be redeemed prior to the Stated Maturity of the New Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the New Notes or (3) convertible into or exchangeable for, at the option of the holder of such class or series of Capital Stock, Capital Stock referred to in clause (1) or (2) above or Indebtedness having a Stated Maturity prior to the Stated Maturity of the New Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the New Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.1(g) and Section 4.4 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.1(k) and Section 4.4.

“Dollar Equivalent” shall mean, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“Dollars” or “U.S.$” shall mean the lawful currency for the time being in the United States of America.

“DTC” shall mean The Depository Trust Company, a New York corporation, and its successors.

“DTC Participants” shall have the meaning specified in Section 2.3(e).

“EBITDA” means sales minus cost of sales minus administrative expenses minus selling expenses plus depreciation plus amortization of intangibles plus stock options expense, and excluding the effect (positive or negative) of net change in fair value of biological assets.

“Equity Claw-Back Redemption” shall have the meaning specified in Section 3.3(b).

“Equity Offering” shall mean any underwritten primary public or private offering of Common Stock of the Parent Guarantor or the Issuer (to a person who is not the Parent Guarantor or a Subsidiary of the Parent Guarantor) after the Original Issue Date; provided that the aggregate gross cash proceeds received by the Parent Guarantor or the Issuer, as the case may be, from the primary component of such offering (excluding amounts received from the Parent Guarantor or any Subsidiary of the Parent Guarantor) being not less than U.S.$10.0 million (or the Dollar Equivalent thereof).

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/.

“Euroclear” shall mean Euroclear Bank, S.A./N.V., as operator of the Euroclear System, and its successors.

“Event of Default” shall have the meaning specified in Section 5.1.

“Excess Proceeds” shall have the meaning specified in Section 4.1(g)(iv).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Exchange Offer” shall mean the Issuer’s offer to holders of Existing Notes to exchange such Existing Notes for the New Notes pursuant to the terms described in the Exchange Offer Memorandum.

“Exchange Offer Memorandum” shall mean the Exchange Offer Memorandum, dated as of April 11, 2016, including amendments and supplements thereto, describing the Issuer’s offer to holders of Existing Notes to exchange such Existing Notes for New Notes.

“Existing Notes” means the U.S.$200,000,000 aggregate principal amount of the Issuer’s 9.875% senior notes due 2017 originally outstanding prior to the date hereof. As of the Closing Date an aggregate of U.S.$52,510,000 principal amount of the Existing Notes remains outstanding.

“Fair Market Value” shall mean the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Fitch” shall mean Fitch, Inc. and its Affiliates, or any successor thereto.

“Global Note(s)” shall have the meaning specified in Section 2.3(d).

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guaranteed Indebtedness” shall have the meaning specified in Section 4.1(d).

“Guarantors” shall have the meaning specified in the Preamble hereto.

“Hedging Obligations” of any Person shall mean the payment obligations of such Person pursuant to any Commodity Hedging Agreement, Currency Agreement or Interest Rate Agreement.

“Holder” shall mean the Person in whose name a New Note is registered on the Register.

“IFRS” means International Financial Reporting Standards, as issued and interpreted by the International Accounting Standards Board (IASB), as in effect from time to time. All ratios and computations contained or referred to in this Indenture shall be computed in conformity with IFRS applied on a consistent basis.

“Incur” shall mean with respect to any Indebtedness or Capital Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Capital Stock; provided that (1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (or fails to meet the qualifications necessary to remain an Unrestricted Subsidiary) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary, and (2) the accretion of original issue discount shall not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Indebtedness” shall mean, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit and bankers’ acceptances;

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services which purchase price is due more than nine months after the date of placing such property in service or taking delivery and title thereto or such services are completed, except Trade Payables;

(5)	all Capitalized Lease Obligations;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons to the extent such Indebtedness is guaranteed by such Person; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described in clauses (1) through (8) above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligations; provided

(A)	that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with IFRS;

(B)	that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C)	that the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount due and payable if such Hedging Obligation is terminated at that time due to default by such Person.

“Indenture” shall mean this Indenture, as amended or supplemented from time to time.

“Indenture Supplement” shall mean a supplement, if any, to this Indenture that is executed and delivered pursuant to Article IX.

“Independent Investment Banker” shall mean an independent investment banking institution of international standing appointed by the Issuer.

“Initial Non-Guarantor Subsidiaries” has the meaning specified in Section 7.8.

“Interest Payment Date” has the meaning specified in Section 2.10(b).

“Interest Rate Agreement” shall mean, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Investment” shall mean:

(1)	any direct or indirect advance, loan or other extension of credit (including a guarantee) to another Person;

(2)	any capital contribution to another Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others); or

(3)	any purchase or acquisition of Capital Stock, Indebtedness, bonds, notes, debentures or other similar instruments or securities issued by another Person.

For the purposes of the provisions of the Sections 4.1(b) and 4.1(j): (1) the Parent Guarantor will be deemed to have made an Investment in an Unrestricted Subsidiary in an amount equal to the Fair Market Value of the assets (net of liabilities owed to any Person other than the Parent Guarantor or a Restricted Subsidiary and that are not guaranteed by the Parent Guarantor or a Restricted Subsidiary) of a Restricted Subsidiary that is designated an Unrestricted Subsidiary at the time of such designation, and (2) any property transferred to or from any Person will be valued at its Fair Market Value at the time of such transfer, as determined in good faith by the Board of Directors.

“Investment Grade” shall mean a rating of “AAA,” “AA,” “A” or “BBB,” as modified by a “+” or “–” indication, or an equivalent rating representing one of the four highest rating categories, by Fitch or any of its successors or assigns or a rating of “Aaa,” or “Aa,” “A” or “Baa,” as modified by a “1 ,” “2” or “3” indication, or an equivalent rating representing one of the four highest rating categories, by Moody’s, or any of its successors or assigns or the equivalent ratings of any internationally recognized rating agency or agencies, as the case may be, which will have been designated by the Parent Guarantor as having been substituted for Fitch or Moody’s or both, as the case may be.

“Issuer” shall have the meaning specified in the Preamble hereto.

“Legal Defeasance” shall have the meaning specified in Section 6.4(a).

“Lien” shall mean any mortgage, pledge, security interest, lien, charge or similar encumbrance.

“Luxembourg” shall mean the Republic of Luxembourg.

“Luxembourg Listing Agent” shall mean The Bank of New York Mellon (Luxembourg) S.A., together with any successors thereto.

“Luxembourg Paying Agent” shall mean The Bank of New York Mellon (Luxembourg) S.A.

“Luxembourg Transfer Agent” shall mean The Bank of New York Mellon (Luxembourg) S.A.

“Make-Whole Redemption” shall have the meaning specified in Section 3.3(a).

“Material Adverse Effect” shall mean a material adverse effect on the business, properties, management, financial position or results of operations of the Issuer, the Parent Guarantor, and any Subsidiaries taken as a whole or on the performance by the Issuer and the Parent Guarantor of their obligations under the Notes.

“Maturity Date” shall have the meaning specified in Section 2.10(a).

“Moody’s” shall mean Moody’s Investors Service, Inc. and its Affiliates, or any successor thereto.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, in each case net of:

(1)	brokerage commissions and all accounting, legal, investment banking, title and recording tax expenses, commissions and other fees and expenses related to such Asset Sale;

(2)	provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole;

(3)	payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale;

(4)	appropriate amounts to be provided by the Parent Guarantor or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with IFRS; and

(5)	with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of counsel, accountant, underwriter or placement agent fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Notes” shall have the meaning specified in the Preamble hereto, including the Note Guarantee.

“Non-Guarantor Subsidiary” shall have the meaning specified in Section 7.8.

“Notes” shall mean a collective reference to the New Notes and the Existing Notes, and shall also include any Additional New Notes issued in accordance with Section 2.12.

“Note Guarantee” shall mean the Guarantee of the New Notes provided for pursuant to the provisions of Article VII hereto, granted by the Guarantors, jointly and severally, in favor of the Trustee and the Holders.

“Offer to Purchase” shall mean an offer to purchase New Notes by the Issuer or the Parent Guarantor from the Holders commenced by the Issuer or the Parent Guarantor mailing a notice by first class mail, postage prepaid, to the Trustee and each Holder at its last address appearing in the New Note register stating:

(1)	the covenant pursuant to which the offer is being made and that all New Notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase (which will be a Business Day no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed) (the “Offer to Purchase Payment Date”);

(3)	that any New Note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Issuer or the Parent Guarantor defaults in the payment of the purchase price, any New Note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Offer to Purchase Payment Date;

(5)	that Holders electing to have a New Note purchased pursuant to the Offer to Purchase will be required to surrender the New Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the New Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day immediately preceding the Offer to Purchase Payment Date;

(6)	that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day immediately preceding the Offer to Purchase Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of New Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such New Notes purchased; and

(7)	that Holders whose New Notes are being purchased only in part will be issued new New Notes equal in principal amount to the unpurchased portion of the New Notes surrendered; provided that each New Note purchased and each new New Note issued will be in a principal amount of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

On the Offer to Purchase Payment Date, the Issuer or the Parent Guarantor will (a) accept for payment on a pro rata basis New Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all New Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all New Notes or portions thereof so accepted together with an Officer’s Certificate specifying the New Notes or portions thereof accepted for payment by the Issuer or the Parent Guarantor. The Paying Agent will promptly mail to the Holders so accepted payment in an amount equal to the purchase price, and the Trustee will promptly authenticate and deliver to such Holders via the clearing system a new New Note equal in principal amount to any unpurchased portion of the New Note surrendered; provided that each New Note purchased and each new New Note issued will be in a principal amount of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

To the extent that the provisions of any securities laws or regulations conflict with the requirements of the relevant Offer to Purchase, the Parent Guarantor and the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the New Notes, the Note Guarantee and this Indenture by virtue of their compliance with such securities laws or regulations.

“Officer” shall mean one of the executive officers of the Issuer or the Parent Guarantor, as the case may be, or, in the case of a Subsidiary Guarantor, one of the directors or officers of such Subsidiary Guarantor.

“Officer’s Certificate” shall mean a certificate signed by a duly authorized Officer, and delivered to the Trustee.

“Opinion of Counsel” shall mean a written opinion in a form satisfactory to the Trustee from counsel. The counsel may be internal counsel of the Parent Guarantor or the Issuer. The Trustee may require an opinion under New York law.

“Original Issue Date” shall mean the date on which the New Notes are originally issued under this Indenture.

“Other Expenses” shall mean, for any period, non-cash or non-recurring expenses that would be reflected as “Other Expenses,” on a consolidated income statement prepared in accordance with IFRS for such period of the Parent Guarantor and its Restricted Subsidiaries.

“Other Income” shall mean, for any period, non-cash or non-recurring income that would be reflected as “Other Income,” on a consolidated income statement prepared in accordance with IFRS for such period of the Parent Guarantor and its Restricted Subsidiaries.

“Parent Guarantor” shall have the meaning set forth in the Preamble hereto.

“Parent Guarantor Surviving Person” shall have the meaning set forth in Section 4.3(b).

“Paying Agent” shall have the meaning set forth in the Preamble hereto.

“Permitted Businesses” shall mean any business which is the same as or related, ancillary or complementary to any of the businesses of the Parent Guarantor or its Restricted Subsidiaries on the Original Issue Date.

“Permitted Holder” shall mean (a) any “person” (within the meaning of Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rule 13d-5 of the Exchange Act), holding beneficially and/or of record, as of the Original Issue Date, at least 25% of the Voting Stock of the Parent Guarantor (measured by voting power rather than number of shares) outstanding as of the Original Issue Date, (b) each of the parents, spouses, brothers, sisters, children and other family members, descendants, heirs, legatees and successors of such “persons” described in clause (a) above and the respective spouses, descendants, heirs, legatees and successors of each of the foregoing (and any trust or other entity organized for the benefit of any one or more of the foregoing), (c) the executor, administrator or other personal representative of any “person” described in clause (a) or (b) above who is deceased or incompetent and (d) any Affiliate of any one or more of the “persons” described in preceding clauses (a), (b) or (c).

“Permitted Indebtedness” shall have the meaning specified in Section 4.1(a)(ii).

“Permitted Investment” shall mean:

(1)	any Investment in the Parent Guarantor or any of its Restricted Subsidiaries or a Person which will, upon the making of such Investment, become a Restricted Subsidiary to be merged with or into or transfer or convey all or substantially all its assets to, or as a result the financial statements will be consolidated with, the Parent Guarantor or any of its Restricted Subsidiaries;

(2)	any investment in Temporary Cash Investments;

(3)	payroll, travel and similar advances in the ordinary course of business and not in excess of U.S.$2.0 million (or the Dollar Equivalent thereof) outstanding at any time;

(4)	any Investment received in compromise, settlement or resolution of (or foreclosure with respect to) (a) obligations created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments including as a result of the bankruptcy or reorganization of any Person or (b) litigation, arbitration or other disputes;

(5)	any Investment existing on the Original Issue Date and any extension, modification or renewal of any such Investments (but not any such extension, modification or renewal to the extent it involves additional advances, contributions or other investments of cash or property, other than reasonable expenses incidental to the structuring, negotiation and consummation of such extension, modification or renewal);

(6)	any Investment pursuant to a Hedging Obligation permitted to be entered into under Section 4.1(a);

(7)	receivables owing to the Parent Guarantor or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(8)	extensions of credit to suppliers and customers in the ordinary course of business in accordance with customary trade terms in the industry;

(9)	any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Sales made in compliance with Section 4.1(g);

(10)	pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.1(f);

(11)	any Investment to the extent the consideration therefore consists of Capital Stock (other than Disqualified Stock) of the Parent Guarantor or a Restricted Subsidiary;

(12)	guarantees permitted to be incurred under Section 4.1(a);

(13)	Investments held by a Person at the time such Person becomes a Restricted Subsidiary of the Parent Guarantor or is merged with or into the Parent Guarantor or any Restricted Subsidiary and not made in contemplation of such Person becoming a Restricted Subsidiary;

(14)	Investments in any Person engaged in a Permitted Business the Fair Market Value of which when taken together with all other Investments made pursuant to this clause (14); do not exceed 10% of the total assets of the Parent Guarantor and its Restricted Subsidiaries, calculated as of the end of the most recent fiscal quarter ending prior to the date of such Investment; and

(15)	in addition to the Investments permitted in clauses (1)-(14) above, additional Investments which when taken together with other Investments permitted pursuant to this clause (15), do not exceed U.S.$10.0 million when made.

“Permitted Liens” shall mean:

(1)	Liens for taxes, assessments, governmental charges or claims that are being contested in good faith and for which a reserve or other appropriate provision, if any, to the extent required by IFRS, has been made;

(2)	statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, repairmen or other Liens imposed by law;

(3)	Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, letters of credit, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(4)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole;

(5)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Parent Guarantor or its Restricted Subsidiaries relating to such property or assets;

(6)	Liens securing Indebtedness permitted to be Incurred under clause (b)(9) of Section 4.1(a); provided that such Liens do not extend to or cover any property or assets of the Parent Guarantor or any Restricted Subsidiary other than the property or assets acquired; provided further that such Liens were not created in contemplation of or in connection with the transactions or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(7)	Liens in favor of the Parent Guarantor or any Restricted Subsidiary;

(8)	Liens arising from the rendering of a judgment or order against the Parent Guarantor or any Restricted Subsidiary that does not give rise to an Event of Default;

(9)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(10)	Liens existing on the Original Issue Date;

(11)	Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (4) of Section 4.1(a)(ii); provided that such Liens do not extend to or cover any property or assets of the Parent Guarantor or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(12)	Encumbrances, ground leases, easements or reservations of, or right of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Parent Guarantor or any Subsidiary of the Parent Guarantor or to the ownership of its properties which do not individually or in the aggregate materially and adversely affect the value of such properties or materially impair their use in the operation of the business of the Parent Guarantor or any Subsidiary of the Parent Guarantor;

(13)	Liens for the purpose of securing the payment of all or a part of the purchase price of, purchase money obligations or other Indebtedness Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired, leased, improved or constructed in the ordinary course of business to the extent permitted under Section 4.1(a);

(14)	Liens securing Indebtedness under Hedging Obligations permitted to be Incurred under Section 4.1(a);

(15)	Liens arising under any retention of title, hire, purchase or conditional sale arrangement or arrangements having similar effect in respects of goods supplied to the Parent Guarantor or a Restricted Subsidiary in the ordinary course of business;

(16)	Liens securing Indebtedness which is permitted to be Incurred under clause (12) of Section 4.1(a); and

(17)	in addition to Liens permitted in clauses (1)-(16) above, Liens securing Indebtedness permitted to be Incurred under Section 4.1(a) in an aggregate principal amount outstanding not to exceed 10% of the total assets of the Parent Guarantor and its Restricted Subsidiaries, calculated in accordance with IFRS, as of the end of the most recent fiscal quarter ending prior to the date of such Incurrence.

“Permitted Refinancing Indebtedness” shall have the meaning specified in Section 4.1(a)(ii)(4).

“Permitted Subsidiary Indebtedness” shall mean Indebtedness of Restricted Subsidiaries, other than the Issuer or a Subsidiary Guarantor (but excluding the amount of any Indebtedness of any Restricted Subsidiary permitted under clauses (1), (3), (4) and (9) and any guarantees permitted under clause (11) of Section 4.1(a)(ii)); provided that, on the date of the Incurrence of such Indebtedness and after giving effect thereto and the application of the proceeds thereof, the aggregate principal amount outstanding of all such Indebtedness does not exceed an amount equal to 10% of the total assets of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis measured in accordance with IFRS for the most recent quarterly or annual consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries are available.

“Person” any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Perú” shall mean the Republic of Perú.

“Peruvian Government Obligations” shall mean securities that are (1) direct obligations of Perú for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of Perú the payment of which is unconditionally guaranteed as a full faith and credit obligation by Perú, which, will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Peruvian Government Obligation or a specific payment of interest on or principal of any such Peruvian Government Obligation held by such custodian for the account of the holder of a depository receipt.

“Peruvian Trust Agreement” shall mean that certain guaranty trust governed by Peruvian laws (Fideicomiso de Garantía) dated the Original Issue Date, among the Issuer and the Peruvian Trustee and Collateral Agent, as the same may be amended or supplemented from time to time.

“Peruvian Trustee and Collateral Agent” shall mean La Fiduciaria S.A. or any of its permitted successors or assignees, as Peruvian Trustee and Collateral Agent under the Peruvian Trust Agreement.

“Place of Payment” shall have the meaning specified in Section 3.6(e).

“Preferred Stock” shall mean, as applied to the Capital Stock of any Person, Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Property” of any Person shall mean, property, rights or revenues, or interest therein, of such

Person.

“QIB” shall mean a “qualified institutional buyer” as such term is defined in Rule 144A.

“Rating Agencies” (1) S&P and (2) Moody’s and (3) Fitch. In the event that S&P, Moody’s or Fitch is no longer in existence or issuing ratings, such organization may be replaced by an internationally recognized statistical rating organization designated by the Parent Guarantor with written notice to the Trustee.

“Rating Category” shall mean (1) with respect to S&P and Fitch, any of the following categories: “BB,” “B,” “CCC,” “CC,” “C” and “D” (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: “Ba,” “B,” “Caa,” “Ca,” “C” and “D” (or equivalent successor categories); and (3) the equivalent of any such category of S&P, Fitch or Moody’s used by another Rating Agency. In determining whether the rating of the New Notes has decreased by one or more gradations, gradations within Rating Categories (“+” and “–” for S&P and Fitch; “1,” “2” and “3” for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P and Fitch, a decline in a rating from “BB+” to “BB,” as well as from “BB-” to “B+,” will constitute a decrease of one gradation).

“Rating Date” shall mean in connection with a Change of Control Triggering Event, that date which is ninety (90) days prior to the earlier of (x) a Change of Control and (y) a public notice of the occurrence of a Change of Control or of the intention by the Parent Guarantor or any other Person or Persons to effect a Change of Control.

“Rating Decline” shall mean in connection with a Change of Control Triggering Event, the occurrence, on or within ninety (90) days after the earlier to occur of public notice of (i) the occurrence of a Change of Control or (ii) the intention by the Parent Guarantor or any other Person or Persons to effect a Change of Control (which period will be extended for an additional ninety (90) days so long as the rating of the New Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies expressly as a result of the Change of Control Triggering Event) of any of the events listed below, in each case expressly as a result of such Change of Control:

(a)	in the event the New Notes are rated by both Moody’s and Fitch on the Rating Date as Investment Grade, the rating of the New Notes by either Rating Agency will be changed to below Investment Grade;

(b)	in the event the New Notes are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of the New Notes by such Rating Agency will be changed to below Investment Grade; or

(c)	in the event the New Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the New Notes by either Rating Agency will be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

“Record Date” shall have the meaning specified in Section 2.10(c).

“Redemption Date” shall have the meaning specified in Section 3.6.

“Reference Treasury Dealer” shall mean each of any three investment banks of recognized standing that is a primary U.S. Government securities dealer in The City of New York, selected by the Parent Guarantor in good faith.

“Reference Treasury Dealer Quotations” shall mean, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Register” shall have the meaning specified in Section 2.15(a).

“Registrar” shall have the meaning specified in the Preamble hereto, together with any successors thereto.

“Regulation S” shall mean Regulation S under the Securities Act.

“Regulation S Global Note” shall have the meaning specified in Section 2.3(c).

“Related Business” shall mean any business related, ancillary or complementary to the business of the Issuer and its Restricted Subsidiaries on the Closing Date.

“Relevant Jurisdiction” shall have the meaning specified in Section 2.12.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.

“Replacement Assets” shall have the meaning specified in Section 4.1(g)(iii)(2).

“Responsible Officer” shall mean, with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Payments” shall have the meaning specified in Section 4.1(b).

“Restricted Subsidiary(ies)” shall mean any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary.

“Required Holders” shall mean Holders of not less than 50% in aggregate principal amount of outstanding Notes.

“Reversion Date” shall have the meaning specified in Section 4.2(b).

“Rule 144A” shall mean Rule 144A under the Securities Act.

“Rule 144A Note” shall have the meaning specified in Section 2.3(d).

“Sale and Lease-Back Transaction” shall mean any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Parent Guarantor or any of its Restricted Subsidiaries transfers such property to another Person and the Parent Guarantor or any of its Restricted Subsidiaries leases it from such Person. No transaction solely between the Parent Guarantor and any of its Wholly Owned Subsidiary Guarantors or between any of the Subsidiary Guarantors Wholly Owned by the Parent Guarantor shall be considered a Sale and Leaseback Transaction.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Senior Indebtedness” of the Parent Guarantor or a Restricted Subsidiary, as the case may be, shall mean any Indebtedness of the Parent Guarantor or the Restricted Subsidiary, as relevant, whether outstanding on the Original Issue Date or thereafter created, except for Subordinated Indebtedness; provided that Senior Indebtedness does not include (1) any obligation to the Parent Guarantor or any Restricted Subsidiary or (2) Indebtedness Incurred in violation of this Indenture.

“Stated Maturity” shall mean, with respect to any Indebtedness, the date specified in such debt security as the fixed date on which the final installment of principal of such Indebtedness is due and payable as set forth in the documentation governing such Indebtedness.

“Subordinated Indebtedness” Indebtedness of the Issuer, the Parent Guarantor or any Subsidiary Guarantor which is contractually subordinated or junior in right of payment to the New Notes, the Note Guarantee or any Subsidiary Guarantee, as applicable, pursuant to a written agreement to such effect.

“Subsidiary” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” shall mean initially, each of Campoinca S.A. and Marinazul S.A. and each Restricted Subsidiary that guarantees the New Notes after the Original Issue Date upon execution of the applicable supplemental indenture to this Indenture.

“Surviving Person” shall have the meaning specified in Section 3.4(a).

“Suspended Covenants” shall have the meaning specified in Section 4.2(a).

“Suspension Period” shall have the meaning specified in Section 4.2(b).

“S&P” shall mean Standard & Poor’s Ratings Services and its Affiliates or any successor thereto.

“Tax Redemption Date” shall have the meaning specified in Section 3.4(a).

“Temporary Cash Investments” shall mean investments in any of the following:

(1)	U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations, or securities issued directly and fully guaranteed or insured by any member of the European Union, or any agency or instrumentality thereof (provided that the full faith and credit of such member is pledged in support of those securities or other sovereign debt obligations (other than those of Argentina)) rated “A” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization as contemplated in Rule 436 under the Securities Act, in each case with maturities not exceeding one year from the date of acquisition;

(2)	Peruvian Government Obligations (including those of the Central Bank) or Cypriot Government Obligations (including those of the Central Bank) or certificates representing an ownership interest in Peruvian Government Obligations or Cypriot Government Obligations (including those of the Central Bank) with maturities not exceeding one year from the date of acquisition;

(3)	(a) demand deposits, (b) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (c) bankers’ acceptance with maturities not exceeding one year from the date of acquisition, and (d) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of (x) Perú or any political subdivision thereof or (y) the United States, any state thereof or member state of the European Union whose short-term debt is rated “investment grade” or higher or such the local equivalent thereof by at least one recognized statistical rating organization;

(4)	repurchase obligations with a term of not more than thirty (30) days for underlying securities of the type described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated “A-2” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization as contemplated in Rule 436 under the Securities Act and maturing within six months after the date of acquisition;

(6)	money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (5) above; and

(7)	similar investments of comparable credit quality to any of the foregoing, denominated in the currency of any jurisdiction in which such Person conducts business.

“Trade Payables” shall mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” shall mean, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Transaction Documents” shall mean the Exchange Offer Memorandum dated as of April 11, 2016, as it has been or may be further amended or supplemented, this Indenture and the New Notes.

“Transfer Agent” shall have the meaning specified in the Preamble hereto.

“Treasury Rate” shall mean, with respect to a Redemption Date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price. The Treasury Rate will be calculated by the Independent Investment Banker on the third Business Day preceding the Redemption Date.

“Trustee” shall have the meaning specified in the Preamble hereto.

“United States” or “U.S.” shall mean the United States of America, its fifty states and the District of Columbia.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Parent Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided in this Indenture; and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” shall mean securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the New Notes, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended.

“Voting Stock” shall mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, the ownership, directly or indirectly, of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or de minimis Investments by particular residents or citizens mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.2 Rules of Construction. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Indenture as a whole and not to any particular provisions of this Indenture and any subsection, Section, Article and Exhibit references are to this Indenture unless otherwise specified.

(c) The term “documents” includes any and all documents, instruments, agreements, certificates, indentures, notices and other writings, however evidenced (including electronically).

(d) The term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including (without limitation).”

(e) Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including.”

(f) The words “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.

(g) Unless otherwise expressly provided herein: (i) references to agreements (including this Indenture) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by this Indenture, the New Notes or any other Transaction Document and (ii) references to any Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law.

(h) All monetary amounts expressed in U.S. dollars includes the Dollar Equivalent thereof.

(i) With respect to any monetary amount in a currency other than Dollars, such amount shall be deemed the Dollar equivalent thereof determined by the amount of Dollars obtained at the time of determination by converting the foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted on the Reuters 3000 Xtra system (or its successor) at approximately 11:00 a.m. (New York time) on the date not more than two (2) Business Days prior to such determination. For purposes of determining whether any Indebtedness can be incurred or any transaction with Affiliates or any Investment can be made or undertaken, the Dollar equivalent of such Indebtedness, transaction or Investment shall be determined on the date incurred, made or undertaken and no subsequent change in the computation of the Dollar equivalent thereof shall cause such transaction which may otherwise be incurred, made or undertaken to have been incurred, made or undertaken in violation of this Indenture.

(j) The term “will” shall be construed to have the same meaning and effect as the word “shall.”

(k) The term “or” is not exclusive.

ARTICLE II

ISSUE, EXECUTION AND AUTHENTICATION OF NEW NOTES;

RESTRICTIONS ON TRANSFER

Section 2.1 Creation and Designation. (a) There is hereby created a series of New Notes to be issued pursuant to this Indenture and to be known as the “10.50% Senior Secured Notes due 2021”. The New Notes shall be issued in fully registered form, without interest coupons, with such applicable legends as set forth in Section 2.7 and with such omissions, variations and insertions as are permitted by this Indenture. Each New Note shall be substantially in the form attached hereto as Exhibit A. The New Notes may have such letters, numbers or other marks of identification and such legends or endorsements printed or typewritten thereon as may be required to comply with any Applicable Law or to conform to general usage.

(b) The aggregate principal amount of the New Notes that may be authenticated and delivered under this Indenture is U.S.$200,000,000 plus any Additional New Notes issued pursuant to this Indenture and any New Notes issued in connection with the transfer, exchange or replacement of Existing Notes as provided in this Article II. An aggregate principal amount of U.S.$ 147,490,000 New Notes shall be issued to the applicable Holders on the Closing Date.

(c) If any term or provision contained in the New Notes shall conflict with or be inconsistent with any term or provision contained in this Indenture, then the terms and provisions of this Indenture shall govern with respect to the New Notes.

(d) Any New Notes sold outside the United States to non-U.S. Persons in reliance on Regulation S will be in fully registered form without interest coupons attached and only in denominations of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof. Any New Notes sold pursuant to Rule 144A will be issued in fully registered form without interest coupons attached and only in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Section 2.2 Execution and Authentication of New Notes. Upon the written order of the Issuer directing the Trustee to authenticate and deliver the New Notes (an “Authentication Order”) and delivery by the Issuer of sufficient executed New Notes, the Trustee shall duly authenticate and deliver the New Notes in authorized denominations.

Section 2.3 Delivery and Form of New Notes. (a) The New Notes, upon original issuance, shall be issued in the form of typewritten or printed Global Notes registered in the name of DTC or its nominee, and (other than DTC or its nominee) no Holder investing in the New Notes shall receive a definitive note representing such Holder’s interest in the New Notes except to the extent that definitive, fully registered, non-global Notes (“Definitive Notes”) have been issued in accordance with Section 2.8. Unless and until Definitive Notes are so issued in exchange for such Global Notes, DTC will make book entry transfers among the DTC Participants and receive and transmit distributions of principal and interest on such Global Notes to the DTC Participants.

(b) The New Notes will be issued only in fully registered form, without coupons, in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of New Notes, but the Trustee may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

(c) New Notes sold in reliance on Regulation S under the Securities Act will initially be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each, a “Regulation S Global Note”) and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Clearstream.

(d) New Notes sold in reliance on Rule 144A will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each, a “Rule 144A Note;” and together with the Regulation S Global Notes, the “Global Notes”) and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

(e) Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“DTC Participants”) or persons who hold interests through DTC Participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of persons other than participants). QIBs may hold their interests in a Rule 144A Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

(f) Investors may hold their interests in a Regulation S Global Note directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

(g) So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under this Indenture and the New Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the Applicable Procedures, in addition to those provided for under this Indenture.

(h) Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Parent Guarantor, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(i) The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

(j) Transfers between DTC Participants will be effected in the ordinary way in accordance with DTC rules. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

(k) The Issuer expects that DTC will take any action permitted to be taken by a Holder (including the presentation of New Notes for exchange as described below) only at the direction of one or more DTC Participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC will exchange the applicable Global Note for Definitive Notes, which it will distribute to its participants and which may be legended as set forth in Section 2.7.

(l) Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Parent Guarantor, any of the Subsidiary Guarantors (if any), the Trustee or any Paying Agent will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

(m) Upon redemption of any Definitive Note, the Issuer may request certain information from the Holder to establish the Holder’s tax basis in its Definitive Note in order to calculate the Peruvian capital gains tax withholding obligation the Issuer may have with respect to any capital gain realized by the Holder. Regardless of whether the Holder provides the requested information, the Issuer will, subject to the exceptions in Section 2.12, be required to pay Additional Amounts with respect to any amounts withheld or deducted to pay Peruvian taxes on such capital gain.

Section 2.4 Execution of New Notes. Each New Note shall be executed on behalf of the Issuer by one of its Authorized Officer(s). Such signature may be the manual or facsimile signature of such Authorized Officer(s). With the delivery of this Indenture, the Issuer is furnishing, and from time to time hereafter will (and, at the reasonable request of the Trustee, shall) furnish, an Officer’s Certificate identifying and certifying the incumbency and specimen signatures of its Authorized Officers. Until the Trustee receives a subsequent Officer’s Certificate updating such list, the Trustee shall be entitled to rely conclusively upon the last such Officer’s Certificate delivered to it for purposes of determining the Issuer’s Authorized Officers. Typographical and other minor errors or defects in any signature shall not affect the validity or enforceability of any New Note that has been duly executed by the Issuer and authenticated and delivered by the Trustee.

In case any Authorized Officer of the Issuer who shall have signed any New Note shall cease to be an Authorized Officer of the Issuer before the New Note so signed shall be authenticated and delivered by the Trustee or disposed of by or on behalf of the Issuer, such New Note nevertheless may be authenticated and delivered or disposed of as if the Person who signed such New Note on behalf of the Issuer had not ceased to be such Authorized Officer. Any New Note signed on behalf of the Issuer by a Person who, as at the actual date of his/her execution of such New Note, is an Authorized Officer of the Issuer, shall be a valid and binding obligation of the Issuer notwithstanding that at the date hereof any such Person is not an Authorized Officer of the Issuer.

Section 2.5 Certificate of Authentication. The form of the Trustee’s certificate of authentication to be borne by the New Notes shall be substantially as follows:

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: __________

This is one of the New Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as
Trustee

By:
Authorized Signatory

Only such New Notes as shall bear the Trustee’s certificate of authentication and are executed by the Trustee by manual signature of one of its authorized signatories following receipt by the Trustee of an Authentication Order directing the Trustee to authenticate the New Notes shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certification by the Trustee upon any New Note executed by or on behalf of the Issuer shall be conclusive evidence that such New Note has been duly authenticated and delivered hereunder. Each New Note shall be dated the date of its authentication.

Section 2.6 Restrictions on Transfer. Notwithstanding any other provisions hereof to the contrary:

(a) Except as provided in Section 2.8, a Global Note may not be transferred, in whole or in part, to any Person other than DTC or a nominee thereof, and no such transfer to any such other Person may be registered (any such transfer being null and void ab initio); provided that this Section 2.6(a) shall not prohibit any transfer of a beneficial interest in a Global Note effected in accordance with the other provisions of this Section 2.6. Any transfer of a Global Note (or beneficial interests therein) shall be in the authorized denominations set forth in Section 2.1(d).

(b) If the owner of a beneficial interest in the Rule 144A Note wishes at any time to exchange its beneficial interest therein (or any portion thereof) for a beneficial interest in the Regulation S Global Note, or to transfer such beneficial interest (or any portion thereof) to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, then such exchange or transfer may be effected, subject to the applicable rules and procedures of DTC, Euroclear and Clearstream (the “Applicable Procedures”) and minimum denomination requirements, only in accordance with this Section 2.6(b). Upon receipt by the Trustee at its Corporate Trust Office of: (i) written instructions given in accordance with the Applicable Procedures from a DTC Participant directing the Trustee to credit or cause to be credited to a specified DTC Participant’s account a beneficial interest in the Regulation S Global Note in a principal balance equal to that of the beneficial interest in the Rule 144A Note to be so exchanged or transferred, (ii) a written order given in accordance with the Applicable Procedures containing information regarding the account of the DTC Participant (and the Euroclear or Clearstream account, as the case may be) to be credited with, and the account of the DTC Participant to be debited for, such beneficial interest and

(iii) a certificate in substantially the form of Exhibit B given by the Holder of such beneficial interest in the Rule 144A Note, the Trustee shall instruct DTC to reduce the balance of the Rule 144A Note and to increase the balance of the Regulation S Global Note by the amount of the beneficial interest in the Rule 144A Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the DTC Participant (which may be the DTC Participant for Euroclear or Clearstream or both, as the case may be) for the benefit of such Person specified in such instructions a beneficial interest in the Regulation S Global Note having a principal balance equal to the amount by which the balance of the Rule 144A Note was reduced upon such exchange or transfer.

(c) If the owner of a beneficial interest in the Regulation S Global Note wishes at any time to exchange its beneficial interest therein (or any portion thereof) for a beneficial interest in the Rule 144A Note, or to transfer such beneficial interest (or any portion thereof) to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Rule 144A Note, then such exchange or transfer may be effected, subject to the Applicable Procedures and minimum denomination requirement, only in accordance with this Section 2.6(c). Upon receipt by the Trustee at its Corporate Trust Office of: (i) written instructions given in accordance with the Applicable Procedures from a DTC Participant directing the Trustee to credit or cause to be credited to a specified DTC Participant’s account a beneficial interest in the Rule 144A Note in a principal balance equal to that of the beneficial interest in the Regulation S Global Note to be so exchanged or transferred, (ii) a written order given in accordance with the Applicable Procedures containing information regarding the account of the DTC Participant (and, if applicable, the Euroclear or Clearstream account, as the case may be) to be debited with, and the account of the DTC Participant to be credited for, such beneficial interest and (iii) a certificate in substantially the form set forth in Exhibit C given by the Holder of such beneficial interest in the Regulation S Global Note, the Trustee shall instruct DTC to reduce the balance of the Regulation S Global Note and to increase the balance of the Rule 144A Note, by the principal balance of the beneficial interest in the Regulation S Global Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the DTC Participant for the benefit of such Person specified in such instructions a beneficial interest in the Rule 144A Note having a principal balance equal to the amount by which the balance of the Regulation S Global Note was reduced upon such exchange or transfer.

(d) If a Global Note or any portion thereof (or beneficial interest therein) is exchanged for a Definitive Note pursuant to Section 2.8, then such Definitive Note may in turn be exchanged (upon transfer or otherwise) for other Definitive Notes only in accordance with such procedures, which shall be substantially consistent with the provisions of this Section (including any certification requirement intended to ensure that transfers and exchanges of Definitive Notes comply with Rule 144A or Regulation S, as the case may be) and any Applicable Laws, as may be adopted from time to time by the Issuer.

(e) So long as the New Notes are listed on the Official List of the Luxembourg Stock Exchange and the rules of such exchange so require, transfers or exchange of Definitive Notes may be made by presenting and surrendering such New Notes at, and obtaining new Definitive Notes from, the office of the Luxembourg Paying Agent. With respect to a partial transfer of a Definitive Note, a new Definitive Note in respect of the balance of the principal amount of the Definitive Note that was not transferred will be delivered at the office of the Luxembourg Paying Agent.

(f) Neither the Issuer nor the Registrar will be required (i) to issue, register the transfer of or exchange any New Note for a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption or purchase of New Notes to be redeemed or purchased pursuant to an offer to purchase, as the case may be, and ending at the close of business on the day such notice is mailed.

Section 2.7 Restrictive Legends. (a) Global Notes shall bear restrictive legends in substantially the form set forth in Exhibit A hereof. Definitive Notes shall be in substantially the form set forth in Exhibit A hereof excluding the Global Notes legend set forth thereon.

(b) The required legends set forth on Exhibit A may be removed from a Global Note if there is delivered to the Issuer and the Trustee such evidence satisfactory to the Issuer, which shall include an Opinion of Counsel, as may reasonably be required by the Issuer that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such Note (or beneficial interests therein) will not violate the registration requirements of the Securities Act. Upon provision of such evidence satisfactory to the Issuer, the Trustee, upon receipt of an Authentication Order, shall authenticate and deliver in exchange for such New Note a Global Note (or New Notes) having an equal aggregate principal balance that does not bear such legend.

(c) If such a legend required for a New Note has been removed as provided in clause (b) of this Section 2.7 then no other New Note issued in exchange for all or any part of such New Note shall bear such legend unless the Issuer has reasonable cause to believe that such other New Note is a “restricted security” within the meaning of Rule 144 under the Securities Act and instructs the Trustee to cause a legend to appear thereon.

(d) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or Applicable Law with respect to any transfer of any interest in any New Note (including any transfers between or among DTC Participants or owners of beneficial interests in any New Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, this Indenture, and to examine the same to determine material compliance as to form with the express requirements hereof.

Section 2.8 Issuance of Definitive New Notes. (a) A Global Note shall be exchangeable for a Definitive Note if (i) (x) DTC notifies the Trustee in writing that it is unwilling or unable to continue as the depository for a Global Note, or (y) that it ceases to be a “clearing agency” registered under the Exchange Act and in respect to (x) or (y) the Issuer is unable to locate a qualified successor depository within ninety (90) days of such notice or (ii) upon the written request of the Issuer at any time there shall have occurred and be continuing an Event of Default with respect to the New Notes. In each case, the Trustee shall notify all applicable Holders, through DTC, of the occurrence of any such event and of the availability of Definitive Notes to beneficial owners. Upon the giving of such notice and the surrender of the Global Notes by DTC, accompanied by registration instructions, the Trustee shall deliver Definitive Notes (which shall be in definitive, fully registered, non global form without interest coupons) for the Global Notes. If Definitive Notes are to be issued in accordance with this Section 2.8, then the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes. Unless counsel to the Issuer determines otherwise in accordance with Applicable Law and the procedures set forth in Section 2.7(b), any such Definitive Notes shall bear the appropriate transfer-restriction legends.

(b) Until Definitive Notes are ready for delivery, the Issuer may prepare and, upon receipt of an Authentication Order, the Trustee shall authenticate temporary New Notes. Temporary New Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary New Notes. Without unreasonable delay, the Issuer shall prepare and, upon receipt of an Authentication Order, the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary New Notes. Until so exchanged, the Holders of temporary New Notes shall have all of the rights and obligations under this Indenture as Holders of Definitive Notes.

Section 2.9 Persons Deemed Owners. Before due presentation of a New Note for registration of transfer, the Trustee and any Authorized Agent or other agent of the Issuer or the Trustee shall treat the Person in whose name any New Note is registered as the owner of such New Note for the purpose of receiving distributions and for all other purposes whatsoever, and neither the Trustee nor any Authorized Agent or other such agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

Section 2.10 Payment of New Notes. (a) The New Notes will mature on July 15, 2021 (the “Maturity Date”), unless earlier redeemed pursuant to the terms thereof and this Indenture.

(b) The New Notes will bear interest at a rate of 10.50% per annum payable semiannually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing July 15, 2016. Interest on the New Notes will accrue from the Original Issue Date.

(c) Interest will be paid to Holders of record at the close of business on January 1 and July 1 immediately preceding an Interest Payment Date (a “Record Date”), notwithstanding any transfer, exchange or cancellation thereof after a Record Date and prior to the immediately following Interest Payment Date. In any case in which the date of the payment of principal of, premium, if any, or interest on the New Notes (including any payment to be made on any date fixed for redemption or purchase of any Note) is not a Business Day in the relevant place of payment, then payment of principal, premium, if any, or interest need not be made in such place on such date but may be made on the next succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the New Notes will accrue for the period after such date. Interest on the New Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

(d) All payments on the New Notes will be made in U.S. dollars by the Issuer no later than 10:00 a.m. one Business Day prior to the Interest Payment Date at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York (which initially will be the Corporate Trust Office of the Trustee), and the New Notes may be presented for registration of transfer or exchange at such office or agency; provided that, with respect to definitive New Notes only at the option of the Issuer, payment of interest may be made by check mailed to the address of the Holders as such address appears in the New Note register.

Section 2.11 Additional New Notes. Subject to the limitations set forth under Section 4.1(a), the Issuer, the Parent Guarantor and its Subsidiary Guarantors may, from time to time, without notice to or the consent of the Holders, create and issue Additional New Notes having the same terms and conditions as the New Notes (including the benefit of the Parent Guarantee and any Subsidiary Guarantees) in all respects (or in all respects except for the issue date, issue price and the first payment of interest on them and, to the extent necessary, certain temporary securities law transfer restrictions) (“Additional New Notes”) so that such Additional New Notes may be consolidated and form a single class with the previously outstanding New Notes and vote together as one class on all matters with respect to the New Notes; provided that Additional New Notes that are not fungible with the New Notes for United States federal income tax purposes shall be issued under a separate CUSIP or other identifier number.

Section 2.12 Additional Amounts. All payments of principal of, premium (if any) and interest on the New Notes and all payments under the Note Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within Perú or any jurisdiction in which the Issuer or any applicable Guarantor, or any successor of the Issuer or any applicable Guarantor, wherein any successor assumes the obligations of the New Notes and this Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the predecessors assets, is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Issuer or the applicable Guarantor, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holders of such amounts as would have been received by the Holders had no such withholding or deduction been required, except that no Additional Amounts will be payable:

(a) for or on account of:

(i) any withholding or deduction that is imposed on payments of interest (as opposed to any withholding or deduction that is imposed on the proceeds of a redemption of a New Note) at a rate that exceeds 4.99% in the aggregate to a Holder that does not qualify for the Peruvian income tax withholding rate of 4.99% (the “4.99% Rate”) on payments of interest on the New Notes, unless failure to qualify for the 4.99% Rate is due to a change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Perú or

Cyprus affecting taxation and such change or amendment occurs after the Holder acquires the New Notes (however, for the avoidance of doubt, the Issuer will, subject to the conditions below, be obligated to pay Additional Amounts in such case with respect to the amounts that are deducted or withheld in respect of the first 4.99% of the interest payment);

(ii) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(1) the existence of any present or former connection between the Holder or beneficial owner of such New Note or Note Guarantee, as the case may be, and the Relevant Jurisdiction, including, without limitation, such Holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such New Note or the receipt of payments thereunder or under the Note Guarantee;

(2) the presentation of such New Note (where presentation is required) more than thirty (30) days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such New Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any day within such thirty (30) day period;

(3) the failure of the Holder or beneficial owner to comply with a timely request of the Issuer or any Guarantor addressed to the Holder or beneficial owner, as the case may be, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request under applicable law, regulation or administrative practice or treaty would have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder; or

(4) the presentation of such New Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such New Note could not have been presented for payment elsewhere;

(iii) any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iv) any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments of principal, premium (if any) or interest on the New Notes;

(v) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal, premium (if any) or interest on the New Note, if such tax, assessment or other governmental charge results from the presentation of such New Note for payment (where presentation is required) and the payment can be made without such withholding or deduction by the presentation of such New Note for payment to at least one other paying agent; or

(vi) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii), (iii), (iv) and (v) of this Section 2.12(a).

(b) with respect to any payment of the principal of, or premium, if any, or interest on, such New Note or any payment under any Note Guarantee to a Holder, if the Holder is a fiduciary, partnership or person other than the sole beneficial owner of such payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or another beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the Holder thereof.

(c) Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any New Note or under any Note Guarantee, such mention will be deemed to include payment of Additional Amounts provided for in this Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(d) The Issuer intends to withhold Peruvian taxes from interest payments on the New Notes at a rate of 4.99% and to pay Additional Amounts, subject to the conditions of this Section 2.12, with respect thereto for so long as the New Notes are held by DTC or its nominee.

(e) The Issuer will provide the Trustee with documentation reasonably satisfactory evidencing the payment of taxes in respect of which the Issuer has paid any Additional Amounts. Copies of such documentation will be made available to the applicable recipients upon written request therefor to the Trustee.

(f) The obligation of the Issuer to pay Additional Amounts will survive the repayment of the New Notes and the sale or transfer of the New Notes (or beneficial interests therein) by any investor.

Section 2.13 Mutilated, Destroyed, Lost or Stolen New Notes. (a) In case any New Note shall become mutilated, defaced, destroyed, lost or stolen, the Issuer will execute and the Trustee will, upon written direction by the Issuer, authenticate, register and deliver a new definitive New Note of like tenor (including the same date of issuance) and equal principal amount registered in the same manner, dated the date of its authentication and bearing interest from the date to which interest has been paid on such New Note, in exchange and substitution for such New Note (upon surrender and cancellation thereof in the case of mutilated or defaced notes) or in lieu of and in substitution for such New Note. In case a New Note is destroyed, lost or stolen, the applicant for a substitute New Note shall furnish the Issuer and the Trustee (i) such security or indemnity as may be required by them to save each of them harmless and (ii) satisfactory evidence of the destruction, loss or theft of such New Note and of the ownership thereof. Upon the issuance of any substituted New Note, the Trustee may require the payment by the registered Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any fees and expenses (including those of the Trustee) connected therewith.

(b) With respect to mutilated, defaced, destroyed, lost or stolen definitive New Notes, a Holder thereof may obtain new definitive registered New Notes from the office of the registrar.

(c) Notwithstanding any statement herein, the Issuer and the Trustee reserve the right to impose such transfer, certificate, exchange or other requirements, and to require such restrictive legends on New Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws.

Section 2.14 Cancellation. (a) All New Notes surrendered for payment, exchange or redemption, or deemed lost or stolen, shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee by such Person and shall be promptly canceled by the Trustee (or, if lost or stolen and not yet replaced pursuant to Section 2.13, delivered to the applicable Holder). No New Note shall be authenticated in lieu of or in exchange for any New Note canceled as provided in this Section except as expressly permitted by this Indenture. All canceled New Notes held by the Trustee shall be disposed of or held by it in accordance with its standard retention policy.

(b) Any New Note(s) (or beneficial interests therein) that are acquired by the Issuer may be canceled upon the election and written direction of the Issuer to do so; provided, however, that no cancellation may be made between a Record Date and the next Interest Payment Date. In order to effect such cancellation, the Issuer shall send to the Trustee a written notice that it owns such New Note(s) (or beneficial interest(s)) and wishes to have the indicated principal amount thereof cancelled (which ownership the Issuer shall evidence to the satisfaction of the Trustee). Upon receipt of any such notice and satisfactory evidence, the Issuer hereby instructs the Trustee promptly to cause such principal amount to be cancelled (including, if applicable, to notify any applicable securities depository). Upon any such cancellation, the remaining unpaid principal amount of the New Notes shall be reduced to take into effect such cancellation and the calculation of interest (and other calculations under this Indenture) shall take into effect such cancellation.

Section 2.15 Registration of Transfer and Exchange of New Notes. (a) The Issuer hereby initially appoints the Registrar as transfer agent for the New Notes. The Registrar shall register New Notes and transfers and exchanges thereof as provided herein. The Registrar, the Transfer Agent, the Luxembourg Transfer Agent and each transfer agent and co-registrar (if any) appointed with respect to the New Notes shall be referred to collectively as the Transfer Agents. The Registrar shall cause to be kept at the office or agency to be maintained by it in accordance with Section 8.12 a register (the “Register”) in which, subject to restrictions on transfer set forth herein, and such other reasonable regulations as it may prescribe, the Registrar shall provide for: (i) the registration of the New Notes and (ii) the registration of transfers and exchanges of the New Notes as provided herein. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders received by the Trustee.

(b) Upon surrender for registration of transfer of any New Note at the Corporate Trust Office or such other office or agency maintained by the Trustee in accordance with Section 8.12, the Trustee shall authenticate and deliver, in the name of the designated transferee (and, if the transfer is for less than all of the applicable New Note, the transferor), one or more new New Note(s) executed by the Issuer in authorized denominations of a like aggregate principal balance and deliver such new New Note(s) to the applicable Holder(s).

(c) Every New Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Trustee (or the applicable Transfer Agent) duly executed by the applicable Holder or its attorney duly authorized in writing.

(d) No service charge shall be charged to a Holder for any registration of transfer or exchange of New Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

(e) All New Notes surrendered for registration of transfer or exchange shall be canceled and subsequently destroyed or retained by the Trustee in accordance with its standard retention policy.

In addition to the other provisions herein, the Issuer reserves the right to impose such transfer, certificate, exchange or other requirements, and to require such restrictive legends on a New Note, as it may determine are necessary to ensure compliance with the securities laws of the United States and the states thereof and any other Applicable Laws.

Section 2.16 CUSIP Numbers.

The Issuer in issuing the New Notes may use “CUSIP” or “ISIN” or similar numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” or similar numbers in notices of redemption as a convenience to Holders; provided that the Trustee shall have no liability for any defect in the “CUSIP” or “ISIN” or similar numbers as they appear on any of the New Notes, notices or elsewhere, and, provided further that any such notice may state that no representation is made as to the accuracy of such numbers either as printed on the New Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the New Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” or similar numbers.

ARTICLE III

REDEMPTION OF NEW NOTES

Section 3.1 Applicability of Article. New Notes that are redeemable before the Maturity Date shall be redeemable in accordance with their terms and in accordance with this Article III.

Section 3.2 Election to Redeem. The election of the Issuer to redeem any New Notes shall be authorized by a shareholder’s resolution of the Issuer and evidenced by an Officer’s Certificate delivered to the Trustee at least forty-five (45) days before the Redemption Date (unless a shorter period shall be agreed to by the Trustee.) In the case of any redemption of New Notes prior to the expiration of any restriction on such redemption provided in the terms of such New Notes or elsewhere in this Indenture, or pursuant to an election by the Issuer which is subject to a condition specified in the terms of such New Notes or elsewhere in this Indenture, the Issuer shall furnish the Trustee with an Officer’s Certificate and an Opinion of Counsel evidencing compliance with such restriction or condition.

Section 3.3 Optional Redemption. (a) At any time prior to July 15, 2018, the Issuer may at its option redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the New Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the redemption date (a “Make-Whole Redemption”) calculated by the Issuer. The Issuer will give not less than thirty (30) days’ or more than sixty (60) days’ notice of any Make-Whole Redemption.

(b) At any time and from time to time prior to July 15, 2019, the Issuer may redeem up to 35% of the aggregate principal amount of the New Notes with the Net Cash Proceeds of one or more sales of Common Stock of the Parent Guarantor or the Issuer in an Equity Offering at a redemption price of 110.50% of the principal amount of the New Notes, plus accrued and unpaid interest, if any, to (but not including) the redemption date (an “Equity Claw-Back Redemption”); provided that at least 65% of the aggregate principal amount of the New Notes originally issued on the Original Issue Date remains outstanding after each such redemption and any such redemption takes place within sixty (60) days after the closing of the related Equity Offering.

(c) The Issuer will give not less than thirty (30) days’ nor more than sixty (60) days’ notice of any Equity Claw-Back Redemption. The Trustee will select New Notes for redemption pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, all in accordance with the procedures of DTC. A New Note of U.S.$2,000 in principal amount or less shall not be redeemed in part. If any New Note is to be redeemed in part only, the notice of redemption relating to such New Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original New Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

(d) At any time and from time to time on or after July 15, 2018, the Issuer may redeem the New Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2018	105.250%
2019	102.625%
2020 and thereafter	100.000%

(e) A New Note of U.S.$2,000 in principal amount or less shall not be redeemed in part. If any New Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original New Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption. In addition, the Issuer must pay accrued and unpaid interest and Additional Amounts, if any, on the New Notes redeemed.

(f) The Parent Guarantor and its Subsidiaries (including the Issuer) may acquire New Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

(g) Notice of redemption to each Holder of Notes shall be mailed and published in accordance with the provisions set out under Section 3.6 not less than thirty (30) days and not more than sixty (60) days prior to the Redemption Date.

Section 3.4 Optional Tax Redemption. (a) The New Notes may be redeemed, at the option of the Issuer, as a whole but not in part, upon giving not less than thirty (30) days’ nor more than sixty (60) days’ notice to the Holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption (the “Tax Redemption Date”) if, as a result of:

(i) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(ii) any change in, or amendment to, the official application or interpretation of such laws, regulations or rulings (including without limitation a holding, judgment or order by a court of competent jurisdiction or other governmental authority), which change or amendment becomes effective (1) with respect to the Issuer or any applicable Guarantor, on or after the Original Issue Date and (2) with respect to any successor of the Issuer or any applicable Guarantor, wherein any successor assumes the obligations of the New Notes or the Note Guarantee, as the case may be, and this Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the predecessor’s assets (each a “Surviving Person”), on or after the day such Surviving Person becomes a Surviving Person, with respect to any payment due or to become due under the New Notes, this Indenture or the Note Guarantee, and the Issuer or any applicable Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts with respect to taxes of Peru or Cyprus at a rate in excess of (x) 4.99% in the aggregate with respect to interest paid on the New Notes or (y) 30% in the aggregate with respect to any payments other than interest or principal on the New Notes that a Holder would realize were such Notes redeemed on such Interest Payment Date, and such requirement cannot be avoided by the Issuer or any applicable Guarantor, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt changing the jurisdiction of the Issuer or any applicable Guarantor is not a reasonable measure for the purposes of this Section 3.4; and provided further that no such notice of redemption will be given earlier than thirty (30) days prior to the earliest date on which the Issuer or any applicable Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the New Notes or the Note Guarantees were then due.

(b) Prior to the mailing of any notice of redemption of the New Notes pursuant to the foregoing, the Issuer or any applicable Guarantor, as the case may be, will deliver to the Trustee:

(i) an Officer’s Certificate stating that such change or amendment referred to in clause (a) of this Section 3.4 has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer or any applicable Guarantor, as the case may be, taking reasonable measures available to it; and

(ii) an Opinion of Counsel or an opinion of a tax consultant, each of recognized standing with respect to tax matters in the Relevant Jurisdiction, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in clause (a) of this Section 3.4.

Such certificate and opinion shall constitute sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders. The notice, once delivered to the Trustee, will be irrevocable.

(c) Any New Notes that are redeemed pursuant to this Section 3.4 will be cancelled.

Section 3.5 Selection by the Trustee of New Notes to be Redeemed. Except when and as provided in Section 3.3:

(a) if less than all the New Notes are to be redeemed, the particular New Notes to be redeemed shall be selected not more than sixty (60) days prior to the Redemption Date by the Trustee from the outstanding New Notes not previously called for redemption, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate, all in accordance with the procedures of DTC, and which may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the New Notes or any integral multiple thereof) of the principal amount of the New Notes of a denomination larger than the minimum authorized denomination for the New Notes. The Issuer will only redeem New Notes in multiples of U.S.$1,000 in original principal amount; provided, however, that the unredeemed portion of any New Note redeemed in part shall be in a principal amount of U.S.$2,000 or an integral multiple of U.S.$1,000 in excess thereof;

(b) New Notes shall be excluded from eligibility for selection for redemption if they are identified by registration and certificate number in a written statement signed by an Authorized Officer of the Issuer and delivered to the Trustee at least sixty (60) days prior to the Redemption Date as being owned of record and beneficially by, and not pledged or hypothecated by either (i) the Issuer, or (ii) a Person specifically identified in such written statement which is an Affiliate of the Issuer;

(c) the Trustee shall promptly notify the Issuer in writing of the New Notes selected for redemption and, in the case of any New Notes selected for partial redemption, the principal amount thereof to be redeemed; and

(d) for all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of New Notes shall relate, in the case of any New Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such New Notes which has been or is to be redeemed.

Section 3.6 Notice of Redemption. At least thirty-five (35) days, but, in any case, not more than sixty (60) days before a date fixed by the Issuer pursuant Section 3.3 or Section 3.4 (a “Redemption Date”), the Issuer will give written notice of redemption to the Trustee, any Paying Agent and each Holder whose New Notes are to be redeemed in the manner provided for in Section 9.6. All notices of redemption shall identify the New Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) that on the Redemption Date the redemption price will become due and payable upon each such Note to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date;

(d) if any New Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(e) the place or places where such New Notes are to be surrendered for payment of the redemption price (the “Place of Payment”); and

(f) CUSIP(s), and, if applicable, ISIN(s), and that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the New Notes.

Section 3.7 New Notes Payable on Redemption Date. (a) Notice of redemption having been given as set forth in Section 3.6, the New Notes shall, on the Redemption Date, become due and payable at the redemption price therein specified, and from and after such date (unless the Issuer shall default in the payment of the redemption price) the New Notes shall cease to bear interest. Upon surrender of any New Note for redemption in accordance with said notice, such New Note shall be paid by the Issuer at the redemption price, together with accrued and unpaid interest to the Redemption Date.

(b) If any New Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal thereof (and premium, if any) and accrued and unpaid interest thereon, as applicable, shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor in the New Note.

Section 3.8 Purchased and Redeemed Notes. (a) A New Note does not cease to be outstanding because a Guarantor or any Affiliate of a Guarantor holds the New Note, provided that in determining whether the Holders of the requisite amount of outstanding New Notes have given any request, demand, authorization, direction, notice, consent or waiver under this Indenture, New Notes owned by a Guarantor or any Affiliate of a Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only New Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. New Notes so owned that have been pledged in good faith may be regarded as outstanding if the pledgee establishes that the pledgee’s right to act with respect to such New Notes and that the pledgee is not a Guarantor or an Affiliate of a Guarantor.

(b) Any New Notes purchased or redeemed by the Issuer, a Guarantor or any Affiliate of the Issuer or any Guarantor (including any third party making a Change of Control Offer) may not, following such purchase or redemption, be transferred to any Person other than the Issuer, a Guarantor or an Affiliate if such New Note would not be fungible with the other New Notes. A Guarantor or any Affiliate of the Issuer or any Guarantor may, at any time, purchase any New Note in the open market or otherwise at any price. Any New Note so purchased may be surrendered to the Trustee, and if so surrendered shall be cancelled by the Trustee.

ARTICLE IV

COVENANTS

Section 4.1 Covenants of the Issuer and the Guarantors. The Issuer and each of the Guarantors agree that so long as any amount payable by it under this Indenture or the New Notes remain unpaid, they shall, and shall cause its Restricted Subsidiaries, as applicable, to comply with the following covenants:

(a) Limitation on Indebtedness and Disqualified Stock.

(i) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) or Disqualified Stock; provided that the Parent Guarantor, the Issuer and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) if, immediately after giving effect on a pro forma basis to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio of the Parent Guarantor is less than 3.25 to 1.0.

(ii) Notwithstanding the foregoing, the Parent Guarantor, the Issuer, any Subsidiary Guarantor and, to the extent provided below, any Non-Guarantor Subsidiary, may Incur each and all of the following (“Permitted Indebtedness”):

(1) Indebtedness under the New Notes (excluding any Additional New Notes) and the Note Guarantees;

(2) Indebtedness of the Parent Guarantor, the Issuer, any Subsidiary Guarantor or any Non-Guarantor Subsidiary outstanding on the Original Issue Date excluding short-term indebtedness that would be eligible to be incurred pursuant to Section 4.1(a)(12);

(3) Indebtedness of the Parent Guarantor, the Issuer, any Subsidiary Guarantor or any Non-Guarantor Subsidiary owed to the Parent Guarantor or any Restricted Subsidiary; provided that (i) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Parent Guarantor or any Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (3) and (ii) if the Issuer, the Parent Guarantor or any Subsidiary Guarantor is the obligor on such Indebtedness and the obligee is not the Issuer or a Guarantor, such Indebtedness must expressly be subordinated in right of payment to the New Notes and the Guarantee;

(4) Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness Incurred under clause (i) or clauses (ii)(1) or (ii)(2) of this Section 4.1(a) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (i) Indebtedness the proceeds of which are used to refinance or refund the New Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the New Notes or the Guarantees shall only be permitted under this clause (4) if (x) in case the New Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the New Notes or the Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinated in right of payment to, the remaining Notes or such Guarantees, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the New Notes or the Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the New Notes or such Guarantees at least to the extent that the Indebtedness to be refinanced is subordinated to the New Notes or such Guarantees, (ii) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not have a Stated Maturity prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (iii) in no event may Indebtedness of the Issuer or any Guarantor be refinanced pursuant to this clause by means of any Indebtedness of any Restricted Subsidiary (other than the Issuer) that is not a Guarantor;

(5) Hedging Obligations arising under Commodity Hedging Agreements, Currency Agreements or Interest Rate Agreements which, when entered into, were entered into in the ordinary course of business for the purpose of protecting the Parent Guarantor, the Issuer or any Restricted Subsidiary from fluctuations in interest rates, currency exchange rates or the price of commodities and not for speculation;

(6) Indebtedness in respect of any obligations under workers’ compensation claims, severance payment obligations, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, regulatory or other legal obligations, bankers’ acceptances, promissory notes, performance, surety or similar bonds, appeal or similar bonds, letters of credit or completion or performance guarantees and factoring and other financing of payables or receivables, or similar obligations in the ordinary course of business;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its Incurrence;

(8) Indebtedness arising under agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case Incurred or assumed in connection with the acquisition or disposition of a business, assets or Capital Stock of a Restricted Subsidiary; provided that, in the case of a disposition, the maximum aggregate liability in respect of such Indebtedness will at no time exceed the gross proceeds actually received by the Parent Guarantor, the Issuer or such Restricted Subsidiary in connection with such disposition;

(9) Acquired Indebtedness; provided that immediately after giving effect on a pro forma basis to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be not greater than the Consolidated Leverage Ratio determined immediately before such Incurrence and the consummation of the related acquisition;

(10) Permitted Subsidiary Indebtedness;

(11) Guarantees of any Indebtedness permitted to be Incurred under this Section 4.1(a);

(12) Indebtedness Incurred for inventory or receivables financing in the ordinary course of business with a Stated Maturity not exceeding one year from the date of the Incurrence in an aggregate principal amount outstanding not to exceed 25.0% of the consolidated net sales of the Parent Guarantor and its Restricted Subsidiaries, calculated in accordance with IFRS, for the twelve-month period ended on the last day of the most recent fiscal quarter ending prior to the date of such Incurrence; and

(13) Other Indebtedness Incurred by the Issuer, the Parent Guarantor or any of its Restricted Subsidiaries, in an aggregate principal amount, together with any other outstanding Indebtedness Incurred by the Issuer, the Parent Guarantor or any of its Restricted Subsidiaries since the date the Existing Notes were issued, not to exceed the greater of (a) U.S.$30 million (or the Dollar Equivalent thereof) and (b) 5.0% of the total assets of the Parent Guarantor and its Restricted Subsidiaries, calculated in accordance with IFRS as of the end of the most recent fiscal quarter ending prior to the date of such Incurrence.

For purposes of determining compliance with Section 4.1(a), in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (ii)(1) through (13) of this Section 4.1(a), including under the proviso in clause (i) of this Section 4.1(a), the Parent Guarantor will be permitted to classify such item of Indebtedness on the date of its incurrence and may, in its sole discretion, divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later re-divide or reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant at such time. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant shall not be deemed to be exceeded as a result solely of fluctuations in exchange rates or currency values after the date of Incurrence of such Indebtedness. It is further understood that for purposes of determining any particular amount of Indebtedness under clauses (i) and (ii) of this Section 4.1(a), guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included. Accrual of interest, accrual of dividends, payment of interest in the form of additional Indebtedness, payment of dividends in the form of shares of Preferred Stock, accretion or amortization of original issue discount will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.1(a).

(b) Limitation on Restricted Payments. The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments or any other actions described in clauses (i) through (iv) below being collectively referred to as “Restricted Payments”):

(i) declare or pay any dividend or make any distribution on or with respect to the Parent Guarantor’s or any Restricted Subsidiary’s Capital Stock other than dividends or distributions payable in shares of the Parent Guarantor’s or any Restricted Subsidiary’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock;

(ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Parent Guarantor or any Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Persons other than the Parent Guarantor, the Issuer or any of its Restricted Subsidiaries;

(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness that is expressly subordinated in right of payment to the New Notes or any Note Guarantee (excluding any intercompany Indebtedness between or among the Parent Guarantor, the Issuer and any Restricted Subsidiary); or

(iv) make any Investment, other than a Permitted Investment; if, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) a Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(2) the Parent Guarantor could not Incur at least U.S.$1.00 of Indebtedness under Section 4.1(a)(i); or

(3) such Restricted Payment, together with the aggregate amount of all Restricted Payments declared or made by the Parent Guarantor and its Restricted Subsidiaries after the Original Issue Date, (excluding Restricted Payments permitted by clauses (B), (C) and (F)) below will exceed the sum of:

(A) 50% of the aggregate amount of the Consolidated Net Income of the Parent Guarantor (or, if the Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately preceding the Original Issue Date and ending on the last day of the Parent Guarantor’s most recently ended fiscal quarter for which consolidated financial statements of the Parent Guarantor are available and have been provided to the Trustee at the time of such Restricted Payment; plus

(B) 100% of the aggregate Net Cash Proceeds received by the Parent Guarantor, the Issuer or any Restricted Subsidiary after the Original Issue Date as a capital contribution to its common equity by, or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to, a Person who is not a Subsidiary of the

Parent Guarantor, the Issuer or any Restricted Subsidiary, including any such Net Cash Proceeds received upon (x) the conversion of any Indebtedness (other than Subordinated Indebtedness) of the Parent Guarantor into Capital Stock (other than Disqualified Stock) of the Parent Guarantor, the Issuer or any Restricted Subsidiary, or (y) the exercise by a Person who is not a Subsidiary of the Parent Guarantor of any options, warrants or other rights to acquire Capital Stock of the Parent Guarantor (other than Disqualified Stock), in each case after deducting the amount of any such Net Cash Proceeds used to redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Indebtedness or Capital Stock of the Parent Guarantor, the Issuer or any Restricted Subsidiary; plus

(C) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) that were made after the Original Issue Date in any Person resulting from (a) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale or other disposition and such Investments, releases of Guarantees, payments of interest on Indebtedness, dividends or repayments of loans or advances by such Person, in each case to the Parent Guarantor or any Restricted Subsidiary (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), or (b) from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments made by the Parent Guarantor or a Restricted Subsidiary after the Original Issue Date in any such Person; plus

(D) the amount by which Indebtedness is reduced on the consolidated balance sheet of the Parent Guarantor upon the conversion or exchange subsequent to the Original Issue Date of any Indebtedness of the Parent Guarantor, the Issuer or any Restricted Subsidiary for Capital Stock (other than Disqualified Stock).

(4) The foregoing provision will not be violated by reason of:

(A) the payment of any dividend or redemption of any Capital Stock within sixty (60) days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with clauses (i) through (iv) of this Section 4.1(b);

(B) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Parent Guarantor, the Issuer or any of the Restricted Subsidiary with the Net Cash Proceeds of, or in exchange for, a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(C) any Restricted Payment made in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or sale (other than a capital contribution by or sale to the Parent Guarantor or to a Subsidiary of the Parent Guarantor) of, shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor, the Issuer or any of the Restricted Subsidiaries (or options, warrants or other rights to acquire such Capital Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from clause (B) of Section 4.1(b)(iv)(3) above;

(D) the payment of any dividends or distributions declared, paid or made by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Parent Guarantor to all holders of any class of Capital Stock of such Restricted Subsidiary;

(E) purchases deemed to occur as a result of cashless exercises of stock options or other payments under employee benefit plans of the Parent Guarantor or any Restricted Subsidiary; or

(F) other Restricted Payments in an aggregate amount not to exceed U.S.$15.0 million (or the Dollar Equivalent thereof) since the Original Issue Date; provided that no Default shall have occurred and be continuing or would occur as a consequence of the relevant payment.

(5) The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Parent Guarantor or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. The Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of recognized standing.

(c) Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (i) Except as provided below, the Parent Guarantor will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on any Capital Stock of such Restricted Subsidiary owned by the Parent Guarantor or any other Restricted Subsidiary;

(2) pay any Indebtedness owed to the Parent Guarantor or any other Restricted Subsidiary;

(3) make loans or advances to the Parent Guarantor or any other Restricted Subsidiary; or

(4) sell, lease or transfer any of its property or assets to the Parent Guarantor or any other Restricted Subsidiary.

(ii) The provisions of clause (i) of this Section 4.1(c) do not apply to any encumbrances or restrictions:

(1) existing in agreements as in effect on the Original Issue Date, in the New Notes, the Note Guarantee, or this Indenture, and any extensions, refinancings, supplements, amendments, renewals or replacements of any of the foregoing agreements; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, supplemented, amended, renewed or replaced;

(2) existing under or by reason of applicable law, rule, regulation, license, concession, approval, decree or order applicable to the relevant Restricted Subsidiary;

(3) resulting from restrictions on cash or other deposits or other customary requirements imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(4) existing with respect to any Person or the property or assets of such Person, or relating to or existing under any Indebtedness or other obligations acquired or incurred by the Parent Guarantor or any Restricted Subsidiary, at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, supplements, amendments, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are not materially less favorable to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, supplemented, amended, renewed or replaced;

(5) that (x) otherwise would be prohibited by the provision described in clause (i)(4) of this Section 4.1(b) if they arise or are agreed to in the ordinary course of business, (y) (i) restrict in a customary manner the subletting, assignment or other transfer of any property or asset that is subject to a lease or license, (ii) exist by virtue of any Indebtedness, Lien, agreement to transfer, option or similar right with respect to any property or assets of the Parent Guarantor or any Restricted Subsidiary not otherwise prohibited by this Indenture or (iii) do not relate to any Indebtedness, or (z) do not, individually or in the aggregate, detract from the value of property or assets of the Parent Guarantor or any Restricted Subsidiary in any manner material to the Parent Guarantor and its Restricted Subsidiaries taken as a whole;

(6) contained in any agreement pursuant to which Indebtedness not otherwise prohibited by this Indenture was Incurred; provided that the encumbrance or restriction applies only in the event of a default with respect to a covenant contained in such Indebtedness; or

(7) imposed pursuant to an agreement that has been entered into for a sale or disposition that is permitted by Section 4.1(g).

(d) Limitation on Issuances of Guarantees by Restricted Subsidiaries (i) The Parent Guarantor will not permit any Restricted Subsidiary (other than the Issuer) which is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Parent Guarantor or any other Restricted Subsidiary, unless:

(1) (a) such Restricted Subsidiary, simultaneously executes and delivers a supplemental indenture to this Indenture providing for an unsubordinated Subsidiary Guarantee of payment of the New Notes by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Parent Guarantor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the New Notes have been paid in full; or

(2) such Guarantee and such Guaranteed Indebtedness are permitted by clauses (2), (3) or (10) of Section 4.1(a)(ii). Under this Indenture, and any supplemental indenture, as applicable, each Subsidiary Guarantee will be limited in an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(ii) If the Guaranteed Indebtedness (1) ranks pari passu in right of payment with the New Notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall rank pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (2) is subordinated in right of payment to the New Notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the New Notes or the Subsidiary Guarantee.

(iii) Any Subsidiary Guarantee executed and delivered pursuant to clause (i) of this Section 4.1(d) may provide that it shall automatically terminate upon the sale, exchange or transfer of all Capital Stock of the relevant Subsidiary Guarantor held by the Parent Guarantor or any Restricted Subsidiary, or all or substantially all the assets of such Subsidiary Guarantor, to a Person or Persons other than the Parent Guarantor or any Restricted Subsidiary. Any Subsidiary Guarantee executed and delivered pursuant to clause (i) of this Section 4.1(d) may further provide that it shall automatically terminate upon termination of any and all obligations of the Subsidiary Guarantor under the Guarantee of the relevant Guaranteed Indebtedness.

(e) Limitation on Transactions with Affiliates. The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Parent Guarantor or any Restricted Subsidiary (each an “Affiliate Transaction”), unless:

(i) the Affiliate Transaction is on terms that are not materially less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Guarantor or the relevant Restricted Subsidiary with a Person that is not an Affiliate of the Parent Guarantor or such Restricted Subsidiary; and

(ii) the Parent Guarantor delivers to the Trustee:

(1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$5.0 million (or the Dollar Equivalent thereof), a Board Resolution or an approval by the audit committee of the Parent Guarantor set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, or by a majority of the members of the audit committee, as applicable; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$10.0 million (or the Dollar Equivalent thereof), in addition to the Board Resolution required in clause (1) of this Section 4.1(e)(ii), an opinion as to the fairness to the Parent Guarantor or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an internationally recognized accounting, appraisal or investment banking firm.

The foregoing limitation does not limit, and will not apply to:

(i) the payment of reasonable fees, compensation, benefits or indemnity to officers, employees and directors of the Parent Guarantor or any of its Restricted Subsidiaries;

(ii) transactions between or among the Parent Guarantor, the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(iii) any Restricted Payment permitted by Section 4.1(b);

(iv) transactions with customers, clients, suppliers, distributors, generators, transporters or purchasers or sellers of goods or services, in each case in the ordinary course of business;

(v) loans and advances to officers, directors and employees of the Parent Guarantor or any Subsidiary in the ordinary course of business in an aggregate principal amount not exceeding U.S.$2.0 million at any time; and

(vi) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers, directors and employees of the Parent Guarantor or any of its subsidiaries approved by the Board of Directors in an aggregate amount not to exceed U.S.$1.5 million (or the Dollar Equivalent thereof) during any fiscal year, calculated at the time of such award or grant and without giving effect to subsequent changes in value.

(f) Limitation on Liens. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly incur, assume or permit to exist any Lien of any nature whatsoever on any of its assets or properties of any kind, whether owned at the Original Issue Date or thereafter acquired securing any Indebtedness, except Permitted Liens, unless the New Notes or the Note Guarantee are equally and ratably secured by (or, if the obligation so secured is subordinated in right of payment to the New Notes or the Note Guarantee, prior to) such Lien for so long as such Indebtedness is so secured.

(g) Limitation on Sale of Assets. The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(i) the consideration received by the Parent Guarantor or such Restricted Subsidiary, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of;

(ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the Parent Guarantor’s most recent consolidated balance sheet, of the Parent Guarantor or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that releases the Parent Guarantor or such Restricted Subsidiary from further liability;

(2) any securities, notes or other obligations received by the Parent Guarantor or any Restricted Subsidiary from such transferee that are to be converted by the Parent Guarantor or such Restricted Subsidiary into cash within three hundred and sixty (360) days of closing; and

(3) the Fair Market Value of (i) any assets or rights (including without limitation a present or future interest in raw materials) received by the Parent Guarantor or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Capital Stock in a Person that is a Restricted Subsidiary or in a Person engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Parent Guarantor or any Restricted Subsidiary or (iii) a combination of (i) and (ii).

(iii) Within three hundred sixty (360) days after the receipt of any Net Cash Proceeds from an Asset Sale, the Parent Guarantor (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds to:

(1) permanently repay Senior Indebtedness of the Parent Guarantor or a Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (and, if such Senior Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) in each case owing to a Person other than the Parent Guarantor or a Restricted Subsidiary; and/or

(2) acquire properties or other assets that replace the properties and assets that were the subject of such Asset Sale or other properties or assets that will be used or useful in a Permitted Business (“Replacement Assets”).

(iv) Any Net Cash Proceeds from Asset Sales that are not applied or invested (or irrevocably committed to be invested) as provided in clauses (iii)(1) and (2) of this Section 4.1(g) will constitute “Excess Proceeds.” Excess Proceeds of less than U.S.$15.0 million (or the Dollar Equivalent thereof) will be carried forward and accumulated. When accumulated Excess Proceeds exceed U.S.$15.0 million (or the Dollar Equivalent thereof), within thirty (30) days thereof, the Issuer must make an Offer to Purchase the New Notes having a principal amount equal to:

(1) accumulated Excess Proceeds, multiplied by;

(2) a fraction (x) the numerator of which is equal to the outstanding principal amount of the New Notes and (y) the denominator of which is equal to the outstanding principal amount of the New Notes and all pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest U.S.$1,000.

(v) The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash.

(vi) If any Excess Proceeds remain after consummation of an Offer to Purchase, the Parent Guarantor may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of New Notes (and any other pari passu Indebtedness) tendered in such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the New Notes (and such other pari passu Indebtedness) to be purchased on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate and in accordance with the procedures of DTC. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

(vii) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of New Notes pursuant to this covenant. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

(h) Limitation on Business Activities. The Parent Guarantor and its Restricted Subsidiaries, taken as a whole, will continue to be primarily engaged in Permitted Businesses; provided that the Parent Guarantor or any Restricted Subsidiary may own Capital Stock of an Unrestricted Subsidiary or joint venture or other entity that is engaged in a business other than Permitted Businesses as long as any Investment therein was not prohibited when made by Section 4.1(b).

(i) Maintenance of Insurance. The Parent Guarantor will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Parent Guarantor may be necessary so that the business of the Parent Guarantor and its Restricted Subsidiaries may be properly conducted at all times except to the extent the failure to do so would not have a material adverse effect on the business and results of operations of the Parent Guarantor and its Restricted Subsidiaries taken as a whole; provided that nothing in this Section 4.1(i) prevents the Parent Guarantor or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Parent Guarantor, desirable in the conduct of the business of the Parent Guarantor or any of its Restricted Subsidiaries. The Parent Guarantor will, and will cause its Restricted Subsidiaries to, maintain property and casualty insurance or self-insurance with respect to its material operating assets against such risks and in such amounts as in the judgment of the Parent Guarantor is reasonable and appropriate for similarly-situated businesses.

(j) Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation would not cause a Default and (ii) one of the following: (a) the Subsidiary to be so designated has total assets of U.S.$1,000 or less or (b) if such Subsidiary has total assets greater than U.S.$1,000, the Issuer would be permitted under Section 4.1(b) to make a Restricted Payment in the amount equal to the aggregate Fair Market Value of all Investments by the Parent Guarantor, the Issuer or any Restricted Subsidiary in such Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) such designation will not cause or result in a Default; (ii) any Indebtedness of such Unrestricted Subsidiary outstanding at the time of such designation which will be deemed to have been Incurred by such newly-designated Restricted Subsidiary as a result of such designation would be permitted to be Incurred by Section 4.1(a); (iii) any Lien on the property of such Unrestricted Subsidiary at the time of such designation which will be deemed to have been incurred by such newly-designated Restricted Subsidiary as a result of such designation would be permitted to be incurred by Section 4.1(f); and (iv) such Unrestricted Subsidiary is not a Subsidiary of another Unrestricted Subsidiary (that is not concurrently being designated as a Restricted Subsidiary).

(k) Government Approvals and Licenses; Compliance with Law. The Parent Guarantor will, and will cause each Restricted Subsidiary to, (i) obtain and maintain in full force and effect all governmental approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in the Permitted Businesses; provided that nothing in this Section 4.1(k) prevents the Parent Guarantor or any Restricted Subsidiary from discontinuing any approvals, authorizations, consents, permits, concessions or licenses if such discontinuance is, in the judgment of the Parent Guarantor, desirable in the conduct of the business of the Parent Guarantor or any of its Restricted Subsidiaries and (ii) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except in each case to the extent that failure so to obtain, maintain and comply would not have a material adverse effect on the business and results of operations of the Parent Guarantor and its Restricted Subsidiaries taken as a whole.

(l) Provision of Financial Statements and Reports. (i) So long as any of the New Notes remain outstanding, the Parent Guarantor will make available in the English language on its website, and will also file with the Trustee:

(1) within one hundred and twenty (120) calendar days after the end of the fiscal year of the Parent Guarantor, copies of its consolidated financial statements in respect of such fiscal year (including a statement of income, balance sheet and cash flow statement) audited by a member firm of an internationally-recognized firm of independent accountants; and

(2) within sixty (60) calendar days after the end of each of the first three fiscal quarters of the Parent Guarantor, copies of its unaudited financial statements (on a consolidated basis), including a statement of income, balance sheet and cash flow statement, prepared on a basis consistent with the audited financial statements of the Parent Guarantor.

(ii) So long as any of the New Notes remain outstanding, the Parent Guarantor will provide to the Trustee concurrently with the delivery of consolidated financial statements pursuant to clause (ii)(1) above, an Officer’s Certificate stating (A) the Consolidated Leverage Ratio with respect to the four most recent fiscal quarters and showing in reasonable detail the calculation made in respect thereof, including the arithmetic computations of each component of the Consolidated Leverage Ratio and (B) that no Event of Default has occurred and is continuing, or, if an Event of Default has occurred and is continuing, specifying each such Event of Default and the nature and status thereof. The Parent Guarantor will also be obligated to notify the Trustee in writing of any Event of Default that has occurred and is continuing in respect of the performance of any material covenants or agreements under this Indenture and/or Collateral Documents within thirty (30) days of the occurrence of such Event of Default specifying the nature and status thereof.

(iii) So long as any of the New Notes remain outstanding, the Issuer will make available in the English language on its website and will also file with the Trustee:

(1) Within one hundred and twenty (120) calendar days after the end of the fiscal year of the Issuer, copies of its consolidated financial statements in respect of such fiscal year (including a statement of income, balance sheet and cash flow statement), audited by a member firm of an internationally-recognized firm of independent accountants; and

(2) Within sixty (60) calendar days after the end of each of the first three fiscal quarters of the Issuer, copies of its unaudited financial statements (on a consolidated basis), including a statement of income, balance sheet and cash flow statement, prepared on a basis consistent with the audited financial statements of the Issuer.

(iv) So long as any of the New Notes remain outstanding and secured by the Collateral, the Issuer will make available in the English language and on its website and will also file with the Trustee the annual appraisal reports prepared in accordance with the Peruvian Trust Agreement.

(v) So long as any of the New Notes remain outstanding, the Issuer will continue to hold quarterly conference calls with investors to discuss the consolidated financial results for the relevant fiscal quarter, consistent with past practice.

(vi) Further, the Issuer, the Parent Guarantor and each Subsidiary Guarantor have agreed that, for as long as any New Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which the Issuer, the Parent Guarantor or such Subsidiary Guarantor is neither subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, the Issuer, the Parent Guarantor or such Subsidiary Guarantor, as the case may be, shall supply to (i) any Holder or beneficial owner of a New Note or (ii) a prospective purchaser of a New Note or a beneficial interest therein designated by such Holder or beneficial owner, the information specified in, and meeting the requirements of Rule 144A(d)(4) under the U.S. Securities Act upon the request of any Holder or beneficial owner of a New Note.

(vii) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(m) Maintenance of Books and Records. The Issuer will maintain books, accounts and other records in accordance, in all material respects, with IFRS.

(n) Luxembourg Listing Agent, Luxembourg Transfer Agent and Luxembourg Paying Agent. (i) The Issuer will use its reasonable efforts to obtain and maintain listing of the New Notes on the Euro MTF Market of the Official List of the Luxembourg Stock Exchange; provided that if or as a result of such listing the Issuer is required in the future to publish financial statements according to accounting standards or principals that are different from those it applies, or otherwise subject to requirements that the Issuer determines in good faith are unduly burdensome, the Issuer may delist the New Notes.

(ii) The Bank of New York Mellon (Luxembourg) S.A. is hereby appointed as the listing agent, paying agent and the transfer agent in Luxembourg in respect of the New Notes. The Issuer will maintain such agencies so long as the New Notes are listed on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market and the rules of such exchange so require.

(iii) For so long as the New Notes are listed on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market, the Issuer will maintain a paying agent in Luxembourg. The Bank of New York Mellon (Luxembourg) S.A. (“BNYM Lux”) will initially act as paying agent in Luxembourg. Upon any change in a Luxembourg paying agent, the Issuer will publish a notice on the website of the Official List of the Stock Exchange http://www.bourse.lu/ (or if the rules so require, in a leading daily newspaper of general circulation in Luxembourg which the Issuer expects to be the Luxembourg Wort). By “daily newspaper” the Issuer means a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg.

(iv) Notwithstanding any other term of this Indenture or any other agreements, arrangements, or understanding between the parties, the Issuer and each Guarantor under this Indenture acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of Bail-In Powers by the Relevant Resolution Authority in relation to any BRRD Liability of BNYM Lux as a BRRD Party to it under this Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(1) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(2) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person (and the issue to or conferral on it of such shares, securities or obligations);

(3) the cancellation of the BRRD Liability;

(4) the amendment or alteration of the amounts due in relation to the BRRD Liability, including any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b) the variation of the terms of this Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-In Powers by the Relevant Resolution Authority.

Section 4.2 Covenant Suspension. (a) During any period of time that (i) the New Notes have Investment Grade ratings from two Rating Agencies and (ii) no payment default or Event of Default has occurred and is continuing (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer, the Parent Guarantor and its Restricted Subsidiaries will not be subject to Sections 4.1(a), (b), (c), (d), (e), (g), (h), (i) and (o) (collectively, the “Suspended Covenants”) of this Indenture:

(b) In the event that the Issuer, the Parent Guarantor and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one of the Rating Agencies withdraws its Investment Grade rating or downgrades its rating assigned to the New Notes below an Investment Grade rating and as a result the New Notes have an Investment Grade rating from fewer than two Rating Agencies, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period). During the Suspension Period, the Issuer will not be entitled to make any designation of Restricted and Unrestricted Securities.

(c) On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to Section 4.1(a) (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to Section 4.1(a) such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.1(a)(ii)(2). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.1(b) will be made as though made under Section 4.1(b) had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.1(b)(i).

(d) The Issuer shall give the Trustee written notice of any Covenant Suspension Event and in any event not later than five (5) Business Days after such Covenant Suspension Event has occurred. In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect. The Issuer shall give the Trustee written notice of any occurrence of a Reversion Date not later than five (5) Business Days after such Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

Section 4.3 Consolidation, Merger and Sale of Assets. (a) The Parent Guarantor will not consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions), unless:

(i) the Parent Guarantor will be the continuing Person, or the Person (if other than it) formed by such consolidation or merger or that acquired or leased such property and assets (the “Parent Guarantor Surviving Person”) shall be a corporation organized and validly existing under the laws of Cyprus, Perú, the United States of America, any state thereof or the District of Columbia or any other country that is a member country of the European Union and will expressly assume or guarantee, by a supplemental indenture to this Indenture, executed and delivered to the Trustee, all the obligations of the Parent Guarantor under this Indenture and the Note Guarantee, as the case may be, and this Indenture and the Note Guarantee, as the case may be, will remain in full force and effect;

(ii) immediately after giving effect to such transaction, no Event of Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction on a pro forma basis, the Parent Guarantor or the Parent Guarantor Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Parent Guarantor immediately prior to such transaction; and

(iv) the Parent Guarantor delivers to the Trustee (x) an Officer’s Certificate (attaching the arithmetic computations to demonstrate compliance with clause (d) of this Section 4.3) and (y) an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and the relevant supplemental indenture complies with this provision.

(b) The Issuer will not consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions), unless:

(i) the Issuer will be the continuing Person, or the Person (if other than it) formed by such consolidation or merger or that acquired or leased such property and assets (the “Issuer Surviving Person”) shall be a corporation organized and validly existing under the laws of Perú, Cyprus, the United States of America, any state thereof or the District of Columbia or any other country that is a member country of the European Union and will expressly assume, by a supplemental indenture to this Indenture, executed and delivered to the Trustee, all the obligations of Issuer under this Indenture, and this Indenture will remain in full force and effect;

(ii) immediately after giving effect to such transaction, no Event of Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction on a pro forma basis, the Issuer or the Issuer Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction; and

(iv) the Issuer delivers to the Trustee (x) an Officer’s Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii) of this Section 4.3(a)) and (y) an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and the relevant supplemental indenture complies with this provision.

Section 4.4 Repurchase of New Notes Upon a Change of Control Triggering Event. (a) Not later than thirty (30) days following a Change of Control Triggering Event, the Issuer or the Parent Guarantor will make an Offer to Purchase all outstanding New Notes (a “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the Offer to Purchase Payment Date.

(b) The Parent Guarantor and the Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer to be made by the Parent Guarantor or the Issuer and such third party purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

Section 4.5 No Payment for Consents. The Parent Guarantor will not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the New Notes or any Note Guarantee unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to such consent, waiver or amendment.

ARTICLE V

DEFAULTS AND REMEDIES

Section 5.1 Events of Default and Remedies. “Event of Default”, wherever used herein with respect to the New Notes, shall mean any one of the following events as described in clauses (a)-(k) below (which will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of principal of (or premium, if any, on) the New Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest (or Additional Amounts, if any) on any New Note when the same becomes due and payable, and such default continues for a period of thirty (30) days;

(c) default in the performance or breach of the provisions of Section 4.3;

(d) default in the performance or breach of the obligations described in Section 4.4, and such default or breach continues for a period of thirty (30) consecutive days after written notice is received by the Parent Guarantor from the Trustee at the request of the Holders or from the Holders of 25% or more in aggregate principal amount of the New Notes;

(e) default in the performance or breach of any other material covenant or agreement in this Indenture or the Collateral Documents (other than a default specified in clause (a),

(b) or (c) of this Section 5.1) and such default or breach continues for a period of sixty (60) consecutive days after written notice is received by the Parent Guarantor from the Trustee at the written request of the Holders or from the Holders of 25% or more in aggregate principal amount of the New Notes;

(f) default by the Parent Guarantor or any Restricted Subsidiary under any Indebtedness (whether such Indebtedness now exists or is created after the Original Issue Date) which:

(i) is caused by a failure to pay, at the final scheduled maturity thereof, principal of such Indebtedness and such failure continues following the expiration of any applicable grace period provided in such Indebtedness and such failure has not been cured or waived; or

(ii) results in the acceleration of such Indebtedness prior to its Stated Maturity; and

(iii) the principal amount of Indebtedness covered by clause (i) or (ii) at the relevant time, aggregates US$20.0 million (or the Dollar Equivalent thereof) or more;

(g) one or more final judgments or orders for the payment of money are rendered against the Parent Guarantor or any Restricted Subsidiary and are not paid or discharged, and there is a period of sixty (60) consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed U.S.$20.0 million (or the Dollar Equivalent thereof) (to the extent not covered by insurance or self-insurance) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(h) an involuntary case or other proceeding is commenced against the Parent Guarantor, the Issuer or a Subsidiary Guarantor with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a receiver, liquidator, assignee, custodian, bankruptcy, trustee, sequestrator or similar official of the Parent Guarantor, the Issuer or a Subsidiary Guarantor or for all or substantially all of the property and assets of the Parent Guarantor or the Issuer and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Parent Guarantor, the Issuer or a Subsidiary Guarantor under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

(i) the Parent Guarantor, the Issuer or a Subsidiary Guarantor (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent Guarantor, the Issuer or a Subsidiary Guarantor or for all or substantially all of the property and assets of the Parent Guarantor, the Issuer or a Subsidiary Guarantor or (C) effects any general assignment for the benefit of creditors;

(j) the Parent Guarantor or any Subsidiary Guarantor denies in writing its obligations under its Note Guarantee or, except as permitted by this Indenture, such Note Guarantee is determined to be unenforceable or invalid; or

(k) (i) the validity of the security interests created by the Collateral Documents or its applicability to the New Notes is disaffirmed in writing by the Parent Guarantor, the Issuer or any Subsidiary Guarantor, (ii) failure of the Collateral or any material portion thereof to constitute a perfected first priority security interest or (iii) the Collateral Documents or any material portion of the Liens created thereby shall fail to be in full force and effect (other than by reason of the release or termination of any such Liens in accordance with the terms of this Indenture and the Collateral Documents, as applicable), and in each case of clauses (ii) or (iii) of this paragraph (k), if the relevant failure is susceptible of cure, such failure continues for a period of forty-five (45) consecutive days; provided that a pending registration of the Peruvian Trust Agreement with the applicable Peruvian public registry shall not be deemed to constitute a failure under (ii) or (iii) of this clause (k).

(l) If an Event of Default (other than an Event of Default specified in clause (h) or (i) of this Section 5.1) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the New Notes, then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written request of such Holders will, declare the principal of, premium, if any, and accrued and unpaid interest on the New Notes to be immediately due and payable, subject always to the Trustee having been indemnified and provided security to its satisfaction. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default set forth in clause (f) above occurs, such Event of Default shall be automatically rescinded and annulled once the event of default triggering such Event of Default is remedied or cured or is waived by the holders of the relevant Indebtedness; provided, however, that no acceleration of the principal amount of the New Notes shall be rescinded or annulled upon the happening of any such events. No such rescission and annulment shall affect any subsequent Event of Default or impair any right consequent thereto. If any Event of Default specified in clause (h) or (i) of this Section 5.1 occurs with respect to the Parent Guarantor, the Issuer or any Subsidiary Guarantor, the principal of, premium, if any, and accrued and unpaid interest on the New Notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(m) If an Event of Default (other than an Event of Default specified in clause (h) or (i) of this Section 5.1) occurs and is continuing under this Indenture, and at any time after the declaration of acceleration has been made with respect to the New Notes by the Trustee of Holders holding at least the required proportion in aggregate principal amount of the New Notes, the Trustee, on behalf of the Holders, in addition to any rights or remedies available to it under this Indenture, will be entitled to take such actions as may be directed by the Holders to protect and enforce its rights to the Collateral under the Collateral Documents and any other related agreement, including, without limitation, instructing the Peruvian Trustee and Collateral Agent to institute foreclosure or enforcement proceedings in accordance with the Collateral Documents and Peruvian law.

(n) The Holders of at least a majority in principal amount of the outstanding New Notes by written notice to the Issuer and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the New Notes that have become due solely by such declaration of acceleration, have been cured or waived; and

(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

(o) The Holders of at least a majority in aggregate principal amount of the outstanding New Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, or for which it is not indemnified or offered security to its satisfaction, or that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the New Notes, or for the appointment of a receiver or trustee, or pursue any remedy with respect to this Indenture or the New Notes, unless:

(i) the Holder has previously given the Trustee written notice of a continuing Event of Default;

(ii) the Holders of at least 25% in aggregate principal amount of outstanding New Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer the Trustee security and indemnity satisfactory to the Trustee against any loss, costs, liability or expense to be incurred in compliance with such request;

(iv) the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of security and/or indemnity; and

(v) during such sixty (60) day period, the Holders of a majority in aggregate principal amount of the outstanding New Notes do not give the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request.

However, such limitations in clauses (o)(i)-(iv) do not apply to the right of any Holder to bring suit for the enforcement of any payment of the principal of, or interest, and Additional Amounts, if any, on, such Note, which contractual right will not be impaired without the consent of the Holder.

Section 5.2 Priorities. If the Trustee collects any money or property pursuant to this Article V, it shall pay out the money or property in the following order:

(i) FIRST: to the Trustee for amounts due under Section 8.6;

(ii) SECOND: to Holders for amounts due and unpaid on the New Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the New Notes for principal and interest, respectively; and

(iii) THIRD: to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 5.2. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 5.3 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorney’s fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This paragraph does not apply to a suit by the Trustee or a suit by Holders of more than 10% in principal amount of the then outstanding New Notes.

ARTICLE VI

DISCHARGE OF THE INDENTURE; DEFEASANCE

Section 6.1 Satisfaction and Discharge of Indenture. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the New Notes as expressly provided for in such Indenture) and the Trustee, on written demand of and at the expense of the Issuer and upon receipt of an Officer’s Certificate and an Opinion of Counsel as provided in 6.1(c) below shall execute proper instruments acknowledging the same, when:

(a) the Issuer has irrevocably deposited or caused to be deposited with the Trustee as funds in trust for such purpose an amount in U.S. dollars or U.S. Government Obligations sufficient to pay and discharge the entire Indebtedness on the New Notes that have not, prior to such time, been delivered to the Trustee for cancellation, for principal of, premium, if any, and any Additional Amounts and accrued and unpaid interest on the New Notes to the date of such deposit (in the case of New Notes which have become due and payable) or to the Maturity Date, as the case may be, and the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the New Notes at the applicable installment date or on the Redemption Date, as the case may be, and either:

(i) all New Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and New Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation; or

(ii) all New Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) will become due and payable at the Maturity Date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name, and at the Issuer’s expense;

(b) the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(c) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that:

(i) all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied; and

(ii) such satisfaction and discharge will not result in a breach or violation of, or constitute an Event of Default under, this Indenture or any other agreement or instrument to which the Parent Guarantor, the Issuer or any Restricted Subsidiary is a party or by which the Parent Guarantor, the Issuer or any Restricted Subsidiary is bound.

Section 6.2 Repayment of Monies. Following the satisfaction and discharge of this Indenture as described in Section 6.1, all investments and monies then held by the Trustee under this Indenture shall, upon written demand of the Issuer, be repaid or, as the case may be, released, assigned or transferred to the Issuer, and thereupon the Trustee shall be released from all further liability with respect to such investments and monies.

Section 6.3 Return of Monies Held by the Trustee. (a) Any monies deposited with or paid to the Trustee for the payment of the principal, premium or Additional Amounts (if any), interest or any other amount due with respect to any New Note and not applied but remaining unclaimed for two years after the date upon which such principal, premium or Additional Amounts (if any), interest or other amount shall have become due and payable, shall (to the extent not required to escheat to any governmental authority), upon written demand of the Issuer, be repaid by the Trustee to or for the account of the Issuer, the receipt of such repayment to be confirmed promptly in writing by or on behalf of the Issuer, and, to the extent permitted by Applicable Law, the Person claiming such payment of principal, premium or Additional Amounts (if any), interest or any other amount shall thereafter look only to the Issuer for any related payment that it may be entitled to receive, and all liability of the Trustee with respect to such monies shall thereupon cease.

(b) Claims against the Issuer for the payment of principal, premium, if any, interest in respect of the New Notes will be prescribed unless made within six years of the due date for payment of such principal, premium, if any, or interest.

Section 6.4 Defeasance. (a) The Issuer may, at its option and at any time, elect to have the obligations of the Issuer discharged with respect to the New Notes (“Legal Defeasance”). Such Legal Defeasance shall mean that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the New Notes, except for:

(i) the rights of the Holders to receive payments in respect of the principal of, premium, if any, interest and Additional Amounts, if any, on the New Notes when such payments are due;

(ii) the Issuer’s obligations with respect to the New Notes concerning issuing temporary New Notes, registration of Mew Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payments;

(iii) the rights, powers, trust, duties and immunities of the Trustee, as set forth in this Indenture, and the Issuer’s obligations in connection therewith; and

(iv) the Legal Defeasance provisions of this Indenture.

(b) In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described herein (“Covenant Defeasance”) and thereafter the failure by the Issuer or any Restricted Subsidiary to comply with such obligations shall not constitute an Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under Section 5.1 will no longer constitute an Event of Default with respect to the New Notes.

(c) In order to exercise either Legal Defeasance or Covenant Defeasance:

(i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Amounts, if any, on the New Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be;

(ii) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee, confirming that:

(1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the date of this Indenture, there has been a change in the applicable United States federal income tax law;

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) in the case of Legal Defeasance or Covenant Defeasance, the Issuer shall have delivered to the Trustee (1) an opinion of counsel to the effect that, based upon Peruvian law then in effect, the Holders will not recognize income, gain or loss for Peruvian tax purposes, including withholding tax except for withholding tax then payable on interest payments due, and the amounts to be payable shall not be subject to any deposit or temporary freezing of funds, as a result of such Legal Defeasance or Covenant Defeasance, as the case may be, and the Holders will be subject to Peruvian taxes on the same amounts and in the same manner and at the same time as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred or (2) a ruling directed to the Trustee received from tax authorities of Perú to the same effect as the opinion of counsel described in clause (1) of this Section 6.4(c)(iv);

(v) no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (a) of this Section 6.4 (except such Default or Event of Default resulting from the failure to comply with the provisions of Section 4.1(a) as a result of the borrowing of funds required to effect such deposit);

(vi) such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(vii) the Trustee shall have received an Officer’s Certificate of the Issuer stating that the deposit was not made with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(viii) the Trustee shall have received an Officer’s Certificate of the Issuer and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(ix) the Trustee shall have received an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940.

ARTICLE VII

NOTE GUARANTEE

Section 7.1 Note Guarantee. Subject to the provisions of this Article, the Parent Guarantor and each of the Subsidiary Guarantors hereby, irrevocably and unconditionally guarantees to each Holder and to the Trustee the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the New Notes and this Indenture. To the extent permitted by law, the Parent Guarantor and each Subsidiary Guarantor (1) agrees that its obligations under the Note Guarantee will be enforceable irrespective of any invalidity, irregularity or unenforceability of the New Notes or this Indenture and (2) waives its right to require the Trustee to pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Note Guarantee. Moreover, if at any time any amount paid under a New Note or this Indenture is rescinded or must otherwise be restored, the rights of the Holders under the Note Guarantee will be reinstated with respect to such payments as though such payment had not been made. All payments under the Note Guarantee are required to be made in U.S. dollars.

Section 7.2 Note Guarantee Unconditional. To the extent permitted by Applicable Law, the obligations of the Parent Guarantor and each Subsidiary Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under this Indenture or any New Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Indenture or any New Note;

(c) any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization, plan of arrangement or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in this Indenture or any New Note;

(d) the existence of any claim, set-off or other rights which any of the Guarantors may have at any time against the Issuer, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Issuer for any reason of this Indenture or any New Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any New Note or any other amount payable by the Issuer under this Indenture;

(f) any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 7.2, constitute a legal or equitable discharge of or defense to any of the Parent Guarantor’s obligations hereunder; or

(g) any defenses (other than full and unconditional payment) or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Note Guarantee or this Indenture.

Section 7.3 Release of the Note Guarantee. The Note Guarantee may be released in certain circumstances, including, (1) upon repayment in full of the New Notes; and (2) upon a defeasance as described under Section 6.4.

Section 7.4 Waiver by the Guarantors. (a) To the extent permitted by Applicable Law, the Parent Guarantor and each Subsidiary Guarantor unconditionally and irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person. The Note Guarantee constitutes a guarantee of payment and not of collection.

(b) to the extent permitted by Applicable Law, the Parent Guarantor and each Subsidiary Guarantor expressly waives irrevocably and unconditionally:

(i) any right it may have to first require any Holder of the New Notes to proceed against, initiate any actions before a court of law or any other judge or authority, or enforce any other rights or security or claim payment from the Issuer or any other Person (including any Guarantor or any other guarantor) before claiming it under this Indenture;

(ii) any right to which it may be entitled to have the assets of the Issuer or any other Person (including the Parent Guarantor, the Subsidiary Guarantors or any other guarantor) first be used, applied or depleted as payment of the Issuer’s, the Parent Guarantor’s or the Subsidiary Guarantors’ obligations hereunder, prior to any amount being claimed from or paid by any of the Parent Guarantor hereunder; and

(iii) any right to which it may be entitled to have claims hereunder divided between the Parent Guarantor and the Subsidiary Guarantors.

Section 7.5 Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer under this Article, each paying Guarantor will be subrogated to the rights of the payee against the Issuer and the other Guarantors with respect to such obligation; provided, that such paying Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of (and premium, if any) interest, Additional Amounts on all New Notes and any other amounts due under this Indenture shall have been paid in full.

Section 7.6 Execution and Delivery of Note Guarantee. The execution by the Parent Guarantor and each Subsidiary Guarantor of this Indenture evidences the Note Guarantee of such Guarantor, whether or not the person signing as an officer of such Guarantor still holds that office at the time of authentication of any New Note. The delivery of any New Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 7.7 Purpose of Note Guarantee. The Issuer and the Trustee hereby acknowledge that the purpose and intent of the Guarantors in executing this Indenture and providing the Note Guarantee is to give effect to the agreement of such Guarantor to Guarantee the payment of any such amounts due by the Issuer under the New Notes and this Indenture, whether such amounts are in respect of principal, interest or any other amounts (including Additional Amounts). Therefore, the Guarantors agree that if the Issuer shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any principal, interest or any other amounts (including Additional Amounts) with respect to this Indenture and the New Notes, such Guarantor shall promptly pay the same, without any demand or notice whatsoever. The Trustee shall promptly deposit in the account designated by the Trustee to receive payments from the Issuer with respect to the New Notes any funds it receives from any of the Guarantors under or pursuant to this Note Guarantee in respect of the New Notes.

Section 7.8 Subsidiary Guarantors. (a) At the Original Issue Date, Campoinca S.A. and Marinazul S.A. will be Subsidiary Guarantors. Although all of the Parent Guarantor’s subsidiaries will be restricted subsidiaries, none of the Parent Guarantor’s subsidiaries (except for Campoinca S.A. and Marinazul S.A.) will provide a Subsidiary Guarantee at the Original Issue Date (the “Initial Non-Guarantor Subsidiaries” and, together with any other Restricted Subsidiary that does not execute a Subsidiary Guarantee, the “Non-Guarantor Subsidiaries”). In the event that any Non-Guarantor Subsidiary subsequently provides a Subsidiary Guarantee, such Subsidiary shall be excluded from the definition of Non-Guarantor Subsidiary and be added to the definition of Subsidiary Guarantor. Each Restricted Subsidiary that guarantees the New Notes after the Original Issue Date upon execution of the applicable supplemental indenture to this Indenture will become a Subsidiary Guarantor.

(b) The Board of Directors may designate any Restricted Subsidiary to be a Subsidiary Guarantor; provided that (i) such designation will not cause or result in a Default; (ii) any Indebtedness of such Restricted Subsidiary outstanding at the time of such designation which will be deemed to have been Incurred by such newly-designated Subsidiary Guarantor as a result of such designation would be permitted to be Incurred by Section 4.1(a); (iii) any Lien on the property of such Restricted Subsidiary at the time of such designation which will be deemed to have been incurred by such newly-designated Subsidiary Guarantor as a result of such designation would be permitted to be incurred by Section 4.1(f) and (iv) such Subsidiary Guarantor, upon such designation, shall execute and deliver to the Trustee a supplemental indenture to this Indenture by which such Restricted Subsidiary shall become a Subsidiary Guarantor.

(c) Under this Indenture, and any supplemental indenture to this Indenture, as applicable, each of the Subsidiary Guarantors will irrevocably and unconditionally, jointly and severally guarantee the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the New Notes, this Indenture and the Note Guarantee. The Subsidiary Guarantors will (1) agree that, to the extent permitted by law, their obligations under the Subsidiary Guarantees will be enforceable irrespective of any invalidity, irregularity or unenforceability of the New Notes or this Indenture and (2) waive their right to require the Trustee to pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Subsidiary Guarantees. Moreover, if at any time any amount paid under a New Note, the Note Guarantee or this Indenture is rescinded or must otherwise be restored, the rights of the Holders under the Subsidiary Guarantees will be reinstated with respect to such payments as though such payment had not been made. All payments under the Subsidiary Guarantees are required to be made in U.S. dollars.

(d) Under this Indenture, and any supplemental indenture to this Indenture, as applicable, each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 7.9 Release of the Subsidiary Guarantees. (a) A Subsidiary Guarantee given by a Subsidiary Guarantor may be released in certain circumstances, including (i) upon repayment in full of the New Notes; (ii) upon a defeasance as described under Section 6.4; (iii) upon the designation by the Parent Guarantor of a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with terms of this Indenture; or (iv) upon the sale of a Subsidiary Guarantor in compliance with the terms of this Indenture (including Section 4.1(g) and Section 4.3) resulting in such Subsidiary Guarantor no longer being a Restricted Subsidiary, so long as (1) such Subsidiary Guarantor is simultaneously released from its obligations in respect of any of the Parent Guarantor’s other Indebtedness or any Indebtedness of any other Restricted Subsidiary and (2) the proceeds from such sale or disposition are used for the purposes permitted or required by this Indenture.

(b) As of the date of this Indenture, all the Parent Guarantor’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described in Section 4.1(j) the Parent Guarantor will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Parent Guarantor’s Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in this Indenture. The Parent Guarantor’s Unrestricted Subsidiaries will not Guarantee the New Notes.

Section 7.10 Information. The Parent Guarantor and each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of the Issuer’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the obligations incurred under this Indenture and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Trustee nor any Holder will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE VIII

THE TRUSTEE

Section 8.1 Duties of the Trustee; Certain Rights of the Trustee. (a) The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default exists and is continuing, then the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) None of the Trustee, any agent of the Trustee or any Affiliate of the Trustee shall be liable for any act or omission made in connection with this Indenture or the Notes except in the case of its own gross negligence or willful misconduct. In furtherance, and not in limitation, of the Trustee’s rights and protections hereunder, and unless otherwise specifically provided in this Indenture or in violation of Applicable Law, the Trustee shall (subject to the terms hereof) grant such consents, make such requests and determinations and take or refrain from taking such actions as are permitted (but not expressly required) to be granted, made or taken by the Trustee, as the Required Holders shall direct in writing (in each case, subject to clause (c)). No provision of this Indenture shall be construed to relieve the Trustee from liability for its gross negligence or willful misconduct; provided, that:

(i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee,

(ii) the Trustee may conclusively rely as to (a) the truth of the statements and the correctness of the opinions expressed in and upon any statements, certificates or opinions furnished to the Trustee pursuant to this Indenture and conforming to the requirements of this Indenture, and as to (b) any standing orders of any certificate that has been provided to it and not replaced by a new certificate; and

(iii) the Trustee shall not be liable for any error of judgment made in good faith by any of its Responsible Officers unless it shall be conclusively determined in a court of competent jurisdiction in a final, non-appealable order that the Trustee was grossly negligent in ascertaining the pertinent facts, nor shall the Trustee be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the written direction of the Required Holders under, or believed by it to be authorized or permitted by, this Indenture, and shall not be liable for accepting, or acting upon, any direction given by the Holders in accordance herewith.

(c) (i) The Trustee may conclusively rely upon, and shall be protected in acting or refraining from acting upon, and shall not be bound to make any investigation into the facts or matters stated in, any resolution, certificate, statement, instrument, instruction, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, guaranty or other paper or document (whether in original and/or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person(s). The Trustee, in its discretion, may (but shall not be obligated to) make such further inquiry or investigation into such facts or matters as it may see fit at the expense of the Issuer, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(ii) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of the Required Holders unless the Required Holders shall have furnished to (or caused to be furnished to) the Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities, including attorneys’ fees and expenses, that might be incurred by the Trustee therein or thereby. Subject to such provision for indemnification, the Required Holders will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee.

(iii) Nothing in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(iv) As a condition to the taking of or omitting to take any action by it hereunder, the Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action reasonably taken or omitted by it hereunder and in reliance thereon.

(v) For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer has (in the case of a payment default under Section 5.1(a) or Section 5.1(b) hereof) Actual Knowledge thereof or in all other instances unless written notice thereof is received by a Responsible Officer of the Trustee at its Corporate Trust Office; provided, that the Trustee shall be deemed to have notice of the failure of the Issuer to deliver funds (as long as the Trustee is acting as Paying Agent) to the Trustee when scheduled to be delivered to the Trustee under this Indenture. The Trustee may withhold notice to the Holders of any Default except on payment or principal of, or interest, if any, on the New Notes if and so long as the Trustee in good faith determines that it is in the interest of the Holders to do so.

(vi) Any request or direction of a Holder, the Issuer or any other Person to the Trustee shall be sufficiently evidenced by a written request or order signed in the name of such Person by an Authorized Officer of such Person. Any resolution adopted by any such Person in connection with such a request or direction shall be sufficiently evidenced by a copy of such resolution certified by the secretary, assistant secretary or similar officer in the United States or, outside the United States, the official or person who performs the functions that are normally performed by a secretary or assistant secretary in the United States (including, in the case of the Issuer, the Secretary General or similar officer) of such Person to have been duly adopted and to be in full force and effect.

(vii) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may conclusively rely upon an Officer’s Certificate and/or Opinion of Counsel.

(viii) Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to this Article VIII.

Section 8.2 Performance of Trustee’s Duties. (a) The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral or the New Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the New Notes or in the New Notes other than the Trustee’s certificate of authentication.

(b) The Trustee may, in the execution and exercise of all or any of the powers, authorities and discretions vested in it by this Indenture, act by Responsible Officer(s) of the Trustee (or duly-authorized officers of its Affiliates), and the Trustee may also execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, custodians or nominees and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agents, attorneys, accountants, custodians or nominees appointed with due care by the Trustee.

(c) The Trustee, any Paying Agent, Registrar, Transfer Agent, Luxembourg Listing Agent, Luxembourg Transfer Agent or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not the Trustee, Paying Agent, Registrar, Transfer Agent, Luxembourg Listing Agent, Luxembourg Transfer Agent or such other agent.

(d) The Trustee shall not be required to provide, on its own behalf, any surety, bond or other kind of security in connection with the execution of any of its trusts or powers under this Indenture or the performance of its duties hereunder.

(e) The recitals contained herein, in the Peruvian Trust Agreement, in the New Notes or any offering materials, except for the Trustee’s certificate of authentication, shall not be taken as the statements of the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture, the Collateral, the Peruvian Trust Agreement, the New Notes or any offering materials.

(f) The Trustee shall not be accountable for the use or application by any Person of any funds deposited in or withdrawn from any account, or required to be so deposited or withdrawn, other than any funds held by or on behalf of the Trustee and over which the Trustee has exclusive dominion and control. Furthermore, the Trustee shall not be accountable for the use or application of any securities or other Property or the proceeds thereof that shall be used by the Issuer or any other Person (except itself) other than in accordance with this Indenture.

(g) The Trustee shall (i) not be responsible for the payment of any interest with respect to amounts held by it and (ii) have no obligation to invest or reinvest any amounts held by it.

(h) No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, or suffer anything to exist, in the performance of its duties or obligations under this Indenture, or to exercise any right or power hereunder, to the extent that taking or omitting to take such action, suffering such thing to exist, or exercising such right or power, would violate Applicable Law binding upon it. No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with Applicable Law, to perform any such act or acts or to exercise any such right, power, duty or obligation, or which would render the Trustee liable to any Person in any such jurisdiction or the State of New York.

(i) The rights, privileges, protections, immunities and benefits provided to the Trustee hereunder (including its right to be indemnified) are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Paying Agent, Registrar and Transfer Agent and in its capacities under the Transaction Documents and to each of its agents, custodians and other Persons duly employed by the Trustee hereunder or thereunder and to the Luxembourg Paying Agent, Luxembourg Transfer Agent and Luxembourg Listing Agent and to each other Authorized Agent appointed hereunder.

(j) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(k) Notwithstanding any provision herein to the contrary, in no event shall the Trustee or any Authorized Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, local or national disturbance or disaster, war (whether declared or undeclared), civil unrest, terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any present or future laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture or the New Notes, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities including, but not limited to the unavailability of the Federal Reserve Bank or other wire or communication facility, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(l) In no event shall the Trustee be responsible or liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(m) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(n) The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or any other Transaction Document or any other documents or agreements entered into in connection with the transactions contemplated hereby or thereby, by the Issuer or any other party thereto or bound thereby or to perform or observe or cause the performance or observance of any thereof. The Trustee shall not be responsible for the calculation or other determination of any amounts referred to in or contemplated by this Indenture or any other Transaction Document or any other documents or agreements entered into in connection with the transactions contemplated hereby or thereby.

(o) Any notice, request, demand, instruction, direction, consent or similar communication to the Trustee or any Authorized Agent shall be in writing and delivered in accordance with Section 11.6.

Section 8.3 Resignation and Removal; Appointment of Successor Trustee; Eligibility. (a) The Trustee may resign and be discharged of the trust created by this Indenture by giving at least thirty (30) days’ written notice to the Issuer and the Holders, and such resignation shall take effect upon receipt by the Trustee of an instrument of acceptance of appointment executed by a successor trustee as provided in Section 8.4.

(b) The Trustee may be removed as trustee at any time, with or without cause, upon thirty (30) days prior written notice by the Required Holders delivered to the Trustee and the Issuer, and (unless such notice provides otherwise) such removal shall take effect upon receipt by the Trustee of an instrument of acceptance of appointment executed by a successor trustee as provided in Section 8.4.

(c) If at any time any of the following occurs:

(i) the Trustee ceases to be eligible to act as the Trustee in accordance with clause (d) and fails to resign after written request for such resignation by the Issuer or the Required Holders, or

(ii) the Trustee becomes incapable of acting, or (in its individual capacity) shall be adjudged a bankrupt or insolvent or a receiver or liquidator of the Trustee (in its individual capacity) or of its Property shall be appointed, or any public officer takes charge or control of the Trustee (in its individual capacity) or of its Property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Issuer (so long as no Default or Event of Default with respect to any Notes exists) may remove the Trustee. If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint or request the Trustee in writing to appoint a successor Trustee meeting the eligibility requirements in clause (d) by notifying the Trustee in writing. Within one year after the successor Trustee takes office, Required Holders may appoint a successor Trustee reasonably acceptable to the Issuer to replace the successor Trustee appointed by the Issuer.

(d) If at any time the Trustee shall resign, be removed or become incapable of acting as trustee hereunder, or if at any time a vacancy shall occur in the office of the Trustee for any other cause, then the Issuer may appoint a qualified successor trustee. If no such successor trustee is appointed by the Issuer within thirty (30) days after: (i) the Trustee’s delivery of notice of resignation, (ii) the Trustee’s receipt of notice of removal or (iii) the occurrence of such vacancy, then the Issuer, the Trustee or the Required Holders may request, at the sole cost of the Issuer, a court of competent jurisdiction to make such appointment.

Any Trustee, however appointed, shall (i) be a licensed bank or trust company having a corporate trust department (or a branch, Subsidiary or other Affiliate thereof) organized and doing business under the laws of the United States or any State thereof or a Western European country and authorized under such laws to exercise corporate trust powers in the United States, (ii) have a combined capital and surplus of at least U.S.$50,000,000 (or its equivalent in any other currency), and (iii) not be affiliated (as that term is defined in Rule 405 under the Securities Act) with the Issuer. If at any time the Trustee ceases to be eligible to act as trustee in accordance with this Section 8.3, then the Trustee shall resign immediately as Trustee as specified in clause (a) or may be removed as specified in clause (c).

Section 8.5 Acceptance of Appointment by Successor Trustee. (a) Any successor Trustee appointed as provided in Section 8.3 shall execute, acknowledge and deliver to the Holders, the Issuer and to its predecessor Trustee an instrument accepting such appointment hereunder, and, subject to Section 8.3, upon the resignation or removal of the predecessor Trustee, such appointment shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; provided, however, that the Trustee ceasing to act shall, on written request of the Issuer or the successor Trustee, upon payment of its charges, execute, subject to Section 8.6(g) below, and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all Property and money held by such retiring Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 8.6. Upon written request of any such successor Trustee, the Holders and the Issuer shall execute any and all instruments in writing for fully and certainly vesting in and confirming to such successor Trustee all such rights and powers.

(b) No successor Trustee shall accept appointment as provided in this Section unless at the time of such acceptance such successor Trustee shall be eligible to act as the Trustee under Section 8.3(d).

(c) Upon acceptance of appointment by a successor trustee as provided in this Section 8.4, the successor trustee shall notify each Holder of such appointment by first-class mail (or overnight courier) at its last address as shall appear in the Register, and shall mail (or overnight courier) a copy of such notice to the Issuer. If the acceptance of appointment is substantially contemporaneous with the resignation of the previous Trustee, then the notice required by the preceding sentence may be combined with the notice required by Section 8.3.

(d) The Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee.

Section 8.6 Trustee Fees and Expenses; Indemnity. (a) The Issuer covenants and agrees to pay to the Trustee and each Authorized Agent from time to time, and the Trustee shall be entitled to, compensation as agreed in writing between the Issuer and the Trustee and the Issuer and such Authorized Agent from time to time (which compensation shall not be limited by any provision of Applicable Law in regard to the compensation of a trustee of an express trust).

(b) The Issuer covenants and agrees to pay or reimburse, or cause the payment or reimbursement of, the Trustee and each predecessor Trustee and each Authorized Agent, upon its request, for all duly documented expenses, disbursements and advances reasonably incurred or made by or on behalf of it in accordance with this Indenture (including the compensation of, reasonable documented expenses and disbursements of its counsel and of all agents and other Persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its own gross negligence or willful misconduct as conclusively determined in a court of competent jurisdiction in a final, non-appealable order.

(c) The Issuer shall indemnify the Trustee and any predecessor Trustee, each Authorized Agent and their officers, employees, directors and agents for, and shall hold them harmless against, any and all loss, damage, claim, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of such Person), arising out of or in connection with this Indenture or the New Notes, and the transactions contemplated thereby, including the acceptance or administration of the trust hereunder, including the costs and expenses of defending itself against any claim, including the compensation of reasonably documented expenses and disbursements of counsel (whether asserted by the Issuer, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers, rights or duties hereunder or thereunder, except to the extent that such loss, damage, claim, liability or expense is due to its own gross negligence or willful misconduct as conclusively determined in a court of competent jurisdiction in a final, non-appealable order.

(d) In addition to and without prejudice to its other rights hereunder, when the Trustee incurs expenses or renders services in connection with any Event of Default, the expenses (including the compensation of, duly documented reasonable expenses of and disbursements by its counsel) and the compensation for its services are intended to constitute expenses of administration under any applicable United States federal or state or non-U.S. bankruptcy, insolvency or other similar law.

(e) To secure the Issuer’s obligations under this Section 8.6, the Trustee shall have a first priority lien (before Holders), may withhold or set-off any amounts due and owing to it under this Section 8.6 from any money or Property held or collected by the Trustee in its capacity as Trustee, except for such money and Property which is held in trust to pay the principal of (and premium, if any), or interest, on particular New Notes.

(f) “Trustee” for purposes of this Section 8.6 shall include any predecessor Trustee; provided, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

(g) The provisions of this Section 8.6 shall survive the termination of this Indenture or payment of the New Notes and the resignation or removal of the Trustee and/or any Authorized Agent.

(h) The fees and expenses of Emmet, Marvin & Martin, LLP, Trustee’s counsel in connection with review of this Indenture, the Transaction Documents and issuance of New Notes shall be due and payable on the Closing Date.

Section 8.7 Documents Furnished to the Holders. (a) Promptly following its receipt thereof, the Trustee shall, at the cost of the Issuer, in the manner provided for in Section 11.6, furnish to each applicable Holder who so requests in writing in accordance with this Section 8.7 a copy of any material certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal or other paper or document it receives from the Issuer pursuant to this Indenture or the New Notes to be furnished to the Trustee. Upon the Trustee’s receipt from any Holder of a written request containing: (i) a certificate that such Person is a Holder (together with documentary evidence of same) and (ii) an address for delivery, the Trustee shall deliver to such Holder a copy of any such certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal or other paper or document promptly after its receipt thereof.

(b) As promptly as practicable after, and in any event within ninety (90) days after the receipt by the Trustee of written notice or its Actual Knowledge (with respect to a payment default) of any Event of Default with respect to any New Note (or an event that would be a Default with respect to any New Note with the expiration of any applicable grace period, giving of notice or both), the Trustee shall, subject to Section 8.1(c)(v), deliver notice of such Event of Default to all Holders of outstanding New Notes as their names and addresses appear on the Register.

Section 8.8 Merger, Conversion, Consolidation and Succession. Any Person or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any Person or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including this transaction), shall be the successor of the Trustee hereunder (provided that such corporation or other entity shall be otherwise qualified and eligible hereunder) without the execution or filing of any paper or any further action on the part of any of the parties hereto. If any New Notes shall have been authenticated but not delivered by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the New Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such New Notes.

Section 8.9 Money Held in Trust. Money held by the Trustee hereunder shall be held by it in trust for the Holders but need not be segregated from other funds, except as provided in Sections 6.1 and 6.4. The Trustee shall not have any personal liability for interest upon or investment of any such monies unless agreed to in writing.

Section 8.10 No Action Except under Specified Documents or Instructions. The Trustee shall not manage, control, use, sell, dispose of or otherwise deal with any part of the Issuer’s Property (excluding any New Notes) except (a) in accordance with the powers granted to and the authority conferred upon the Trustee pursuant to this Indenture and the New Notes and (b) in accordance with any document or instruction delivered to the Trustee pursuant hereto.

Section 8.11 Not Acting in its Individual Capacity. Except as provided in this Article VIII, in accepting the trusts hereby created, the entity acting as Trustee acts solely as Trustee hereunder and not in its individual capacity and, except as provided in this Article VIII, all Persons having any claim against the Trustee by reason of the transactions contemplated by this Indenture or any New Note shall look only to the Issuer for payment or satisfaction thereof.

Section 8.12 Maintenance of Agencies. (a) The Issuer shall at all times maintain an office or agency where New Notes may be presented or surrendered for registration of transfer or for exchange and for payment thereof and where notices and demands to or upon the Trustee in respect of the New Notes and/or this Indenture may be served. Such offices or agencies shall be (i) initially at the Corporate Trust Office and (ii) in Luxembourg (which may be an office of the Trustee, Paying Agent, Registrar or an Affiliate of any of such Persons), so long as the New Notes are listed on the Official List of the Luxembourg Stock Exchange and the rules of such stock exchange shall so require. Written notice of any change of location thereof shall be given by the Trustee to the Issuer and the Holders. In the event that no such notice of location or of change of location shall be given, presentations and demands may be made and notices may be served at the Corporate Trust Office.

(b) The Issuer hereby initially appoints The Bank of New York Mellon, at its Corporate Trust Office, as the Trustee hereunder and The Bank of New York Mellon hereby accepts such appointment. The Trustee will have the powers and authority granted to and conferred upon it in the New Notes and hereby and such further powers and authority to act on behalf of the Issuer as may be mutually agreed upon by the Issuer and the Trustee, and the Trustee will keep a copy of this Indenture available for inspection during normal business hours at its Corporate Trust Office.

(c) The Issuer hereby initially appoints The Depository Trust Company to act as depository with respect to the Global Notes.

(d) The Issuer hereby initially appoints The Bank of New York Mellon (Luxembourg) S.A., as the Luxembourg listing agent, paying agent and transfer agent.

(e) The Issuer hereby initially appoints the Trustee as Registrar, Transfer Agent and Paying Agent for the New Notes.

(f) Any Person or other entity into which any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3) may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any Authorized Agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of any Authorized

Agent, shall be the successor of such Authorized Agent hereunder, if such successor corporation is otherwise eligible under this Section 8.12, without the execution or filing of any document or any further act on the part of the parties hereto or such Authorized Agent or such successor corporation or other entity.

(g) Any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3(a)) may at any time resign by giving thirty (30) days’ written notice of resignation to the Trustee and the Issuer. The Issuer may, and at the request of the Required Holders shall, at any time terminate the agency of any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3) by giving written notice of termination to such Authorized Agent and to the Trustee. Upon the resignation or termination of an Authorized Agent or in case at any time any such Authorized Agent shall cease to be eligible under this Section 8.12 (when, in either case, no other Authorized Agent performing the functions of such Authorized Agent shall have been appointed by the Issuer), the Issuer shall promptly appoint one or more qualified successor Authorized Agents to perform the functions of the Authorized Agent that has resigned or whose agency has been terminated or who shall have ceased to be eligible under this Section 8.12. If within sixty (60) days no successor Authorized Agent is appointed, the Issuer, the Authorized Agent or the Required Holders may request, at the expense of the Issuer, a court of competent jurisdiction to make such appointments. The Authorized Agent’s right to petition such a court commences thirty (30) days after the notice of resignation. The Issuer shall give written notice of any such appointment made by it to the Trustee; and in each case the Trustee shall mail notice of such appointment to all applicable Holders as their names and addresses appear on the Register.

Section 8.13 Withholding Taxes; Information Reporting. The Trustee shall comply with all backup withholding tax and information reporting requirements that it is required to comply with under United States law (including the Code and the United States Treasury regulations issued thereunder) in respect of any payment on, or in respect of, the Notes. In order to assist the Trustee with its compliance with Sections 1471 through 1474 of the Code and the rules and regulations thereunder (as in effect from time to time, collectively, the “Applicable Law”), the Issuer agrees (i) to provide the Trustee and any other Authorized Agent reasonably available information collected and stored in the Issuer’s ordinary course of business regarding Holders of the Notes (solely in their capacity as such) and which is necessary for the Trustee’s and any Authorized Agent’s determination of whether it has tax related obligations under Applicable Law and (ii) that the Trustee and any Authorized Agent shall be entitled to make any withholding or deduction from payments under this Indenture and the New Notes to the extent necessary to comply with Applicable Law. Nothing in the immediately preceding sentence shall be construed as obligating the Issuer to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted. In order to comply with certification, identification, information, documentation or other reporting requirements, the Holders shall be required to provide the Trustee with all reasonably requested forms (including Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8IMY, W-8ECI, W-8EXP, W-9 and other applicable forms).

Section 8.14 Co-Trustees and Separate Trustees. (a) Notwithstanding any other provisions of this Indenture, at any time for the purpose of meeting any legal requirement of any jurisdiction, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, subject to the other provisions of this Section 8.14, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable; provided, however, that, prior to an Event of Default, no co-trustee, co-trustees, separate trustee or separate trustees shall be appointed without the prior written consent of the Issuer, which consent shall not to be unreasonably withheld. Each co-trustee or separate trustee hereunder shall be required to have a combined capital and surplus (computed in accordance with Section 310(a)(2) of the Trust Indenture Act) of at least U.S.$50,000,000 and the Trustee shall, at the expense of the Issuer, provide prompt notice to Holders of the appointment of any co-trustee or separate trustee.

(b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of the Collateral or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii) neither the Trustee nor any co-trustee or separate trustee hereunder shall be personally liable by reason of any act or omission of any other trustee, co-trustee or separate trustee hereunder; and

(iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this indenture and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the right to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1 Without Consent of the Holders. The Indenture, the New Notes, any Note Guarantee or any Collateral Document may be amended by the Issuer, the Parent Guarantor, the Subsidiary Guarantors, the Trustee and in the case of a Collateral Document the Peruvian Trustee and Collateral Agent, as the case may be, without the consent of any Holder, to:

(a) cure any ambiguity, or to correct or supplement any provision in this Indenture, the New Notes or any Collateral Document that may be defective or inconsistent with any other provision in this Indenture, the New Notes or the description in the Exchange Offer Memorandum dated as of April 11, 2016 (as supplemented on May 5, 2016);

(b) add to the Issuer’s and the Parent Guarantor’s covenants and those of any other obligor of the New Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any other obligor of the New Notes, as applicable, in this Indenture, in the New Notes or any Collateral Document for the benefit of the Holders of the New Notes;

(c) comply with the provisions described under Section 4.3;

(d) evidence and provide for the acceptance of appointment by a successor Trustee;

(e) add any Parent or Subsidiary Guarantor or any guarantee or release the Parent Guarantor or any Subsidiary Guarantor from any guarantee as provided or permitted by the terms of this Indenture;

(f) provide for the issuance of Additional New Notes in accordance with the limitations set forth in this Indenture;

(g) in any other case where a supplemental indenture to this Indenture is required or permitted to be entered into pursuant to the provisions of this Indenture without the consent of any Holder;

(h) further secure the obligations of the Issuer, the Parent Guarantor and the Subsidiary Guarantors under this Indenture, the New Notes and the Note Guarantee\ (in addition to the Collateral);

(i) effect any changes to this Indenture, the New Notes and/or the Collateral Documents in a manner necessary to comply with the procedures of DTC; or

(j) make any other change that does not materially and adversely affect the rights of the Holders.

Section 9.2 With Consent of the Holders. (a) Except as provided in Section 9.2(b), amendments of this Indenture, the New Notes, any Note Guarantees or any Collateral Document may be made by the Issuer, the Parent Guarantor, the Subsidiary Guarantors, the Trustee and with respect to any Collateral Document, the Peruvian Trustee and Collateral Agent, as the case may be, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding New Notes, and the Holders of a majority in principal amount of the outstanding New Notes may waive future compliance by the Issuer, the Parent Guarantor or any Subsidiary Guarantor with any provision of this Indenture, the New Notes, any Note Guarantee or any Collateral Document; provided that no such modification or amendment may, without the consent of each Holder directly and adversely affected thereby:

(i) change the Stated Maturity of the principal of, or any installment of interest on, any New Note;

(ii) reduce the principal amount of, or premium, if any, or stated rate of interest on, any New Note;

(iii) change the currency of payment of principal of, or premium, if any, or interest on, any New Note;

(iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any New Note or Note Guarantees;

(v) reduce the above-stated percentage of outstanding New Notes the consent of whose Holders is necessary to modify or amend this Indenture, the New Notes, any Note Guarantee or any Collateral Document;

(vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(vii) release the Note Guarantee, except as provided in this Indenture;

(viii) reduce the percentage or aggregate principal amount of outstanding New Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or any Collateral Documents or for waiver of certain defaults; or

(ix) change or extend the redemption date or reduce the stated the redemption price of the New Notes from that stated in Section 3.3.

(b) The Issuer’s or the Parent Guarantor’s obligation to make an offer to repurchase the New Notes as a result of a Change in Control Triggering Event may be waived or modified with the written consent of Holders of at least 67% in aggregate principal amount then outstanding.

In addition, any amendment to, or waiver of, the provisions of this Indenture, the New Notes, any Note Guarantee or any Collateral Document that (i) releases any Subsidiary Guarantee or (ii) releases all or substantially all of the Collateral from the Liens securing the New Notes, shall require the consent of the Holders of at least 75% in aggregate principal amount of the New Notes then outstanding, except as provided in this Indenture.

Amendments to any Collateral Documents will also require the consent of the trustee under the indenture governing the Existing Notes.

Section 9.3 Effect of Indenture Supplements. (a) Upon the effectiveness of any amendment, supplement or waiver in accordance with this Article IX, this Indenture, previous Indenture Supplements and the New Note(s) affected thereby shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Trustee, the Holders affected thereby and the Issuer shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications, amendments and waivers.

(b) After an amendment, supplement or waiver becomes effective, it shall bind every Holder.

Section 9.4 Documents to be Given to the Trustee. Before the execution thereof, the Trustee shall receive, in addition to the documents required by Section 11.11, one or more Officer’s Certificates of the Issuer and one or more Opinion(s) of Counsel each stating and as conclusive evidence that any amendment, supplement or waiver complies with the applicable provisions of this Indenture and any conditions relating thereto and is the legal, valid and binding obligation of the Issuer and the Guarantors enforceable in accordance with its terms.

Section 9.5 Notation on or Exchange of New Notes. If an amendment, supplement or waiver changes the terms of a New Note, the Trustee may require the Holder to deliver such New Note to the Trustee. At the Issuer’s expense the Trustee may place an appropriate notation on the New Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the New Note shall issue and upon receipt of an Authentication Order the Trustee shall authenticate a new Note that reflects the changed terms. Any failure to make the appropriate notation or to issue a new New Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.6 Consents; Meetings of Holders. Consents to any amendments may be obtained electronically by means of the applicable clearing system’s procedures. With respect to Definitive Notes (a) the Trustee or the Issuer shall, upon the request of Holders holding not less than 10% in aggregate principal amount of the New Notes then outstanding, or the Issuer or the Trustee may, at its respective discretion, call a meeting of Holders at any time and from time to time to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be made, given or taken by such Holders to be held at such time and at such place as the Trustee shall reasonably determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, at the expense of the Issuer, by the Issuer or the Trustee to each applicable Holder not less than ten (10) nor more than sixty (60) days before the date fixed for the meeting. In case at any time the Issuer or Holders holding at least 10% of the New Notes then outstanding shall have requested the Trustee to call a meeting of the Holders for any purpose, by written request setting forth in reasonable detail the action proposed to be taken at such meeting, the Trustee shall call such a meeting for such purposes by giving notice thereof.

(b) To be entitled to vote at any meeting of Holders, a Person shall be a Holder or a Person duly appointed by an instrument in writing as proxy for a Holder. The quorum at any meeting of Holders called to adopt a resolution shall be Holders holding not less than 50% in aggregate principal amount of the New Notes then outstanding. Any instrument given by or on behalf of any Holder in connection with any consent to any modification, amendment or waiver shall be irrevocable once given and shall be conclusive and binding on all subsequent Holders of such New Note. Any action taken at a duly called and held meeting of any Holders shall be conclusive and binding on all Holders, whether or not they gave consent or were present at the meeting. The Trustee may make such reasonable and customary regulations as it shall deem advisable for any meeting of Holders with respect to proof of the appointment of proxies, the record date for determining the registered Holders entitled to vote (which date shall be specified in the notice of meeting), the adjournment and chairmanship of such meeting, the appointment and duties of inspectors of such meeting, the conduct of votes, the submission and examination of proxies, certificates and other evidence of the right to vote and such other matters concerning the conduct of the meeting as it shall deem appropriate. A record of the proceedings of each meeting of Holders shall be prepared by the party calling the meeting and a copy thereof shall be delivered to the Issuer and the Trustee.

Section 9.7 Voting by the Issuer and Any Affiliates Thereof. A New Note does not cease to be outstanding because the Parent Guarantor or any Affiliate of the Parent Guarantor holds the New Note, provided that in determining whether the Holders of the requisite amount of outstanding New Notes have given any request, demand, authorization, direction, notice, consent or waiver under this Indenture, New Notes owned by the Parent Guarantor or any Affiliate of the Parent Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only New Notes which the Trustee actually knows are so owned shall be so disregarded. New Notes so owned that have been pledged in good faith may be regarded as outstanding if the pledgee establishes that the pledgee’s right to act with respect to such New Notes and that the pledgee is not the Parent Guarantor or an Affiliate of the Parent Guarantor.

ARTICLE X

COLLATERAL

Section 10.1 Collateral.

(a) The due and punctual payment of principal of, and interest on and Additional Amounts, if any, with respect to, the New Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, interest on and Additional Amounts, if any, with respect to the New Notes will be ratably secured by a first priority lien and security interest over certain real estate assets consisting of land, crops, buildings, machinery and equipment and licenses, including water licenses, related thereto (the “Collateral”) to be transferred to the Peruvian Trustee and Collateral Agent in order to create a bankruptcy remote trust (patrimonio fideicometido) (the “Peruvian Trust”) pursuant to a guaranty trust agreement (Fideicomiso de Garantía) governed by Peruvian laws (the “Peruvian Trust Agreement”). The Peruvian Trust Agreement and any related collateral agreements and/or instruments are collectively referred to herein as the “Collateral Documents.”

(b) The Peruvian Trustee and Collateral Agent holds all its rights in the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Collateral Documents. Each Holder, by accepting a New Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of the Collateral) as the same may be in effect or may be entered into and delivered to the Peruvian Trustee and Collateral Agent and/amended from time to time in accordance with their terms and this Indenture, and authorizes and directs each of (i) the Peruvian Trustee and Collateral Agent to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

(c) The Issuer shall, and shall cause the Guarantors to, deliver to the Peruvian Trustee and Collateral Agent copies of all documents pursuant to the Collateral Documents, and will do or will cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.1, to assure and confirm to the Peruvian Trustee and Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and the New Notes secured hereby, according to the intend and purposes herein expressed.

(d) (i) The Issuer shall, and shall cause the Guarantors to, use its commercially reasonably efforts to take any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the New Notes and Note Guarantees, a valid and enforceable perfected Lien (subject to permitted Liens) and security interest in and all of the Collateral (subject to the terms of the Peruvian Trust Agreement), in favor of the Peruvian Trustee and Collateral Agent for the benefit of the Holders.

(ii) The Trustee and the Peruvian Trustee and Collateral Agent make no representations whatsoever as to the value, validity or enforceability or perfection under the Collateral Documents and have no responsibility for any filings of financing statements, continuation statements or otherwise with respect to any security interests purported to be created under the Collateral Documents.

(e) The Peruvian Trustee and Collateral Agent shall deliver to the Trustee copies of all notices, directions and other documents delivered to the Peruvian Trustee and Collateral Agent under the Collateral Documents.

Section 10.2 Preservation of Collateral. The Issuer, the Parent Guarantor and each Subsidiary Guarantor shall undertake all actions that are reasonably necessary to (i) establish, perfect, maintain and preserve the Peruvian Trustee and Collateral Agent’s Liens for the benefit of the Trustee and the Holders of the New Notes, and that of the trustee for the Existing Notes (including the priority thereof) on the Collateral in full force and effect at all times, (ii) preserve and protect the Collateral and protect and enforce the Issuer’s, the Parent Guarantor’s and each Subsidiary Guarantor’s rights, title and interest, and the rights of the Peruvian Trustee and Collateral Agent to the Collateral and that of the trustee for the Existing Notes for the benefit of the Trustee and Holders of New Notes, and (iii) enable the Peruvian Trustee and Collateral Agent, on behalf of the Trustee and the Holders of the New Notes, to exercise and enforce their rights, powers, remedies and privileges and that of the trustee for the Existing Notes under this Indenture, the Collateral Documents and any other documents ancillary thereto, including, but not limited to, the making of all filings and recordations, the payment of fees, expenses and other charges, the issuance of supplemental documentation, amendments and restatements, the publication and/or delivery of any required notices under applicable laws to governmental agencies, registries and third parties.

Section 10.3 Suits to Protect the Collateral. Subject to the provisions of this Indenture and the Peruvian Trust Agreement, the Trustee, on behalf of the Holders, may direct the Peruvian Trustee and Collateral Agent to take all actions necessary or appropriate in order to:

(a) Enforce any of the terms of the Collateral Documents; and

(b) Collect and receive any and all amounts payable in respect of the obligations hereunder.

Subject to the provisions of the Collateral Documents, the Trustee shall have the power to direct the Peruvian Trustee and Collateral Agent who shall have the power to institute and maintain such suits and proceedings as it may determine to preserve or protect the interests of the Trustee, the Peruvian Trustee and Collateral Agent and the trustee of the Existing Notes, and the interests of the Holders of the New Notes in the Collateral. Nothing in this Section 10.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee.

Section 10.4 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Peruvian Trust Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.5 Peruvian Trustee and Collateral Agent.

(a) Subject to the terms of the Peruvian Trust Agreement, La Fiduciaria S.A. shall serve as the Peruvian Trustee and Collateral Agent for the benefit of the Trustee and the Holders and the trustee of the Existing Notes. Each of the Holders by acceptance of the New Notes hereby designates and appoints the Peruvian Trustee and Collateral Agent as its agent under this Indenture and the Collateral Documents and each of the Holders by acceptance of the New Notes hereby irrevocably authorizes the Peruvian Trustee and Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the Peruvian Trustee and Collateral Agent by the terms of this Indenture and the Collateral Documents, together with such powers as are reasonably incidental thereto.

(b) The Peruvian Trustee and Collateral Agent is authorized and directed to (i) enter into the Collateral Documents, (ii) bind the Holders on the terms as set forth in the Collateral Documents and (iii) perform and observe its obligations under the Collateral Documents.

(c) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the obligations arising thereunder, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Peruvian Trustee and Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee or the Holders pursuant to Article V, the Trustee shall promptly turn the same over to the Peruvian Trustee and Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Peruvian Trustee and Collateral Agent.

(d) The Trustee shall not be obligated to, and shall not be obliged to instruct the Peruvian Trustee and Collateral Agent to, unless specifically provided for in this Indenture and/or the Collateral Documents, take or cause to be taken any action to enforce its rights under this Indenture and/or the Collateral Documents or against any Guarantor, including the commencement of any legal or equitable proceedings to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral. The Trustee shall have no liability for the performance or negligence of the Peruvian Trustee and Collateral Agent.

(e) The Peruvian Trustee and Collateral Agent shall not be obligated to, unless specifically provided for in this Indenture and/or the Collateral Documents, take or cause to be taken any action to enforce its rights under this Indenture and/or the Collateral Documents or against any Guarantor, including the commencement of any legal or equitable proceedings to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral. The Peruvian Trustee and Collateral Agent shall have no liability for the performance or negligence of the Trustee.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Payments; Currency Indemnity. (a) Except to the extent otherwise stated herein, each payment to be made hereunder or on any New Note shall be made on the required payment date in Dollars and in immediately available funds at the office of the Trustee specified in Section 11.6 or to such other office or account as may be specified by any party in a notice to the applicable sender of such payment.

(b) Except to the extent otherwise stated, Dollars are the sole currency of payment for all sums payable under or in connection with this Indenture or any New Note, including with respect to indemnities. Any amount received or recovered in a currency other than Dollars (whether as a result of, or of the enforcement of, a judgment, decree or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) in respect of any sum expressed to be due on the New Notes and under this Indenture shall only constitute a discharge of such obligation to the extent of the amount of Dollars that the payee of such amounts due is able to purchase in accordance with normal banking or other normal currency exchange procedures with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If such amount of Dollars is more than the amount expressed to be due on the New Notes or under this Indenture, if applicable, then the payee shall reimburse such excess to the payor. If such amount of Dollars is less than the amount expressed to be due on the New Notes or under this Indenture, if applicable, then the payor shall indemnify the payee of such amounts against any loss sustained by it as a result. In any event, the payor shall indemnify the payee of such amounts against the cost of making any such purchase. For the purposes of this Section 11.1(b), in the event the payee finds it impracticable to make a purchase on the date it receives the payment in a currency other than in Dollars, it will be sufficient for the payee of such amounts to certify in a reasonable manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of Dollars been made with the amount so received in such other currency on the date of receipt or recovery. These indemnities constitute a separate and independent obligation from the other obligations hereunder, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such payee and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any amount due hereunder or under any New Note.

Section 11.2 [Reserved].

Section 11.3 Governing Law. THIS INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE COLLATERAL DOCUMENTS WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE REPUBLIC OF PERU.

Section 11.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Person, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by Applicable Law.

Section 11.5 Severability. Any provision of this Indenture or any New Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.6 Notices. (a) All notices, instructions, directions, requests and demands delivered in connection herewith shall be in English and shall be in writing (including by fax and electronic transmission in PDF format) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received (including by courier), addressed as follows in the case of the Trustee and the Issuer:

If to the Trustee:	THE BANK OF NEW YORK MELLON
101 Barclay Street
Floor 7-E
New York, NY 10286

Fax:	(212) 815-5366
Attention:	Corporate Trust/Re: Camposol, S.A.

If to the Paying
And Transfer
Agent in Luxembourg:	THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.
Vertigo Building – Polaris
2-4 Rue Eugene Ruppert
L-2453 Luxembourg
Grand Duche de Luxembourg

Fax:	+352 24 524 204
Attention:	International Corporate Trust

If to the Issuer or the Guarantors:	CAMPOSOL S.A.
Av. El Derby 250 El Derby de Monterrico
Santiago de Surco
Lima 13, Perú

Fax:	+51 (1) 475-0789
Attention:	María Cristina Couturier, Chief Executive Officer

If to the Peruvian
Trustee and Collateral
Agent:	LA FIDUCIARIA S.A.
Ca. Los Libertadores 155
San Isidro
Lima 27, Perú

Fax:	+51 (1) 222-4260
Attention:	Paulo Comitre Berry, Rafael Parodi Parodi, Paola Postigo Carrera,
Juan José Hopkins Broq

(b) The Issuer, the Guarantors and the Trustee, by notice, may designate additional or different addresses for subsequent notices or communications.

(c) Any notice or communication to a Holder shall be deemed to have been duly given (i) upon the mailing of such notice by first class mail to such Holder at its registered address as recorded in the Register not later than the latest date, and not earlier than the earliest date, prescribed in this Indenture for the giving of such notice and (ii) for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market and the rules of the Official List of the Luxembourg Stock Exchange so require, upon publication in a daily newspaper of general circulation in Luxembourg, which the Issuer expects to be the Luxembourg Wort, or alternatively, via the website of the Official List of the Luxembourg Stock Exchange at http://www.bourse.lu/, such notices being deemed given on the date of such publication. Subject to publication on the website of the Official List of the Luxembourg Stock Exchange, if publication in Luxembourg is impracticable, the Issuer will make the publication elsewhere in Western Europe. By “daily newspaper” the Issuer means a newspaper that is published on each day, other than Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. In the case of Global Notes, notices shall be sent to DTC or its nominees (or any successors), as the Holders thereof, and DTC will communicate such notices to the DTC Participants in accordance with its standard procedures. Any requirement of notice hereunder may be waived by the Person entitled to such notice before or after such notice is required to be given, and such waivers shall be filed with the Trustee.

(d) If the Issuer gives a notice or communication to any Holder, it shall give a copy to the Trustee in advance of sending the notice to the Holder.

(e) The Trustee shall promptly furnish the Issuer with a copy of any demand, notice or written communication received by the Trustee hereunder from any Holder.

(f) The Trustee shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Issuer. The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Issuer; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Issuer as a result of such reliance upon or compliance with such instructions or directions. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 11.7 Counterparts. This Indenture may be executed on any number of separate counterparts (including by fax or electronic delivery in PDF format), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.8 Entire Agreement. This Indenture, including the documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and there are no promises, undertakings, representations or warranties by the parties hereto relative to the subject matter hereof not expressly specified or referred to herein.

Section 11.9 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE OR THE NOTES AND FOR ANY COUNTERCLAIM RELATING THERETO. EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTIES HERETO ARE ENTERING INTO THIS INDENTURE IN RELIANCE UPON SUCH WAIVER.

Section 11.10 Submission to Jurisdiction; Waivers; Prescription. (a) Each party to this Indenture or the Notes hereby irrevocably and unconditionally submits, to the fullest extent permitted by Applicable Law, to the jurisdiction of (i) the United States District Court for the Southern District of New York or of any New York State court (in either case sitting in Manhattan, New York City) and (ii) the courts of its own corporate domicile, in each case with all applicable courts of appeal therefrom, with respect to actions brought against it as a defendant, for purposes of all legal proceedings arising out of or relating to this Indenture or the New Notes or the transactions contemplated hereby or thereby; provided that nothing herein shall be deemed to limit the ability of any party to this Indenture or the Notes to bring suit in any other permissible jurisdiction. The Issuer and the Parent Guarantor hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and any objection based on place of residence or domicile.

(b) The Issuer and the Parent Guarantor irrevocably appoints CT Corporation System, with address at 111 Eighth Avenue New York, NY 10011, United States, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the United States District Court for the Southern District of New York or in any New York State court (in either case sitting in Manhattan, New York City) in connection with this Indenture or the New Notes. The Issuer and the Parent Guarantor agrees that service of process in respect of it upon such agent, together with written notice of such service sent to it in the manner provided for in

Section 11.6, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. The Issuer and the Parent Guarantor agrees that the failure of such agent to give notice to it of any such service of process shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such (including by reason of the failure of such agent to maintain an office in New York City), the Issuer and the Parent Guarantor agrees promptly to designate a new agent in New York City, on the terms and for the purposes of this Section 11.10. Nothing herein shall in any way be deemed to limit the ability of the Trustee to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over the Issuer or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

(c) The Issuer and the Parent Guarantor will waive any immunity (including sovereign immunity), to the fullest extent permitted by Applicable Law, from suit, action, proceeding or jurisdiction to which it might otherwise be entitled in any such suit, action or proceeding in any U.S. federal or New York State court in the Borough of Manhattan, the City of New York or in any competent court in Peru or Cyprus.

(d) Claims against the Issuer or any Guarantor for the payment of principal or interest and Additional Amounts in respect of the New Notes or the Note Guarantee, as the case may be, will be prescribed unless made within six years of the due date for payment of such principal or interest and Additional Amounts.

Section 11.11 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer will furnish to the Trustee upon request:

(a) an Officer’s Certificate (which will include the statements set forth in Section 11.12 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which will include the statements set forth in Section 11.12 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided, however, that no such Opinion of Counsel shall be delivered with respect to the authentication and delivery of any Notes on the Closing Date.

Section 11.12 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture will include:

(a) a statement that the Person making such certificate has read such covenant or condition and the definitions in this Indenture relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided that with respect to matters of fact an Opinion of Counsel may rely on an officer’s certificate or certificates of public officials.

Section 11.13 Headings and Table of Contents. Section headings and the table of contents in this Indenture have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

Section 11.14 Use of English Language. All certificates, reports, notices, instructions, and other documents and communications given or delivered pursuant to this Indenture and the Peruvian Trust Agreement shall be in the English language or accompanied by a certified English translation thereof.

Section 11.15 No Recourse Against Others. An incorporator, stockholder, officer, director, employee or controlling person, as such, of the Issuer shall not have any liability for any obligations of the Issuer under the New Notes, this Indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting interests in a New Note, each Holder waives and releases all such liability. The waiver and release shall be deemed a part of the consideration for the issue of the New Notes.

Section 11.16 Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. Each party to this agreement agrees that it will provide the Trustee with such information with respect to such party as the Trustee may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Indenture to be duly executed as of the date first above written by their respective officers hereunto duly authorized.

CAMPOSOL S.A. as Issuer

By:	/s/ Manuel Salazar Diez Canseco
Name: Manuel Salazar Diez Canseco
Title: CEO

By:	/s/ Maria Cristina Couturier Llerena
Name: Maria Cristina Couturier Llerena
Title: CFO

CAMPOSOL HOLDING LTD.
as Parent Guarantor

By:	/s/ Samuel Dyer Coriat
Name: Samuel Dyer Coriat
Title: Chairman of the Board

By:	/s/ Piero Martin Dyer Coriat
Name: Piero Martin Dyer Coriat
Title: Board Member

CAMPOINCA S.A.
as Subsidiary Guarantor

By:	/s/ Samuel Dyer Coriat
Name: Samuel Dyer Coriat
Title: Board Member

By:	/s/ Alejandro Leonor Arrieta Pongo
Name: Alejandro Leonor Arrieta Pongo
Title: Board Member

MARINAZUL S.A.
as Subsidiary Guarantor

By:	/s/ Samuel Dyer Coriat
Name: Samuel Dyer Coriat
Title: Board Member

By:	/s/ Piero Martin Dyer Coriat
Name: Piero Martin Dyer Coriat
Title: Board Member

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON, as Trustee, Registrar, Transfer Agent and Paying Agent

By:	/s/ Elizabeth Stern
Name: Elizabeth Stern
Title: Vice President

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.,
as Luxembourg Paying Agent, Luxembourg Listing Agent and Luxembourg Transfer Agent

By:	/s/ Elizabeth Stern
Name: Elizabeth Stern
Title: Authorized Signatory

[Signature Page to Indenture]

LA FIDUCIARIA S.A. as Peruvian Trustee and Collateral Agent

By:	/s/ Rafael Parodi Parodi
Name: Rafael Parodi Parodi
Title: Gerente Comercial LA FIDUCIARIA S.A.

LA FIDUCIARIA S.A.
as Peruvian Trustee and Collateral Agent

By:	/s/ Juan Jose Hopkins
Name: Juan Jose Hopkins
Title: Gerente Legal LA FIDUCIARIA S.A.

[Signature Page to Indenture]

EXHIBIT A

to Indenture

[FORM OF] FACE OF NOTE

CAMPOSOL S.A.

[144A GLOBAL NOTE]

[REGULATION S GLOBAL NOTE]

[DEFINITIVE NOTE]

representing

U.S.$147,490,000

10.50% Senior Secured Notes due 2021

[Global Notes Legend]*

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. (OR SUCH OTHER ENTITY), HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

*	This Global Notes Legend should be included only if the Note is to be held by DTC in global form.

[Restricted Securities Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT THIS NOTE OR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO US, (2) SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A) IN ACCORDANCE WITH RULE 144A, (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AFFORDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF SUCH CASES IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER APPLICABLE JURISDICTION. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, REPRESENTS AND AGREES THAT IT WILL NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.

THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE ON SATISFACTION OF THE CONDITIONS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN.

[Regulation S Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE AFTER 40 DAYS BEGINNING ON AND INCLUDING THE LATER OF (A) THE DATE ON WHICH THE NOTES ARE OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND (B) THE ORIGINAL ISSUE DATE OF THIS NOTE.

CAMPOSOL S.A.

10.50% Senior Secured Note due 2021

No. [ ]	Principal Amount U.S.$147,490,000

Registered Holder: [CEDE & CO.]*	CUSIP No. 134638 AC9 and ISIN No. US134638AC94[1]
CUSIP No. P19189 AC6 and ISIN No. USP19189AC69[2]

CAMPOSOL S.A. (the “Issuer”), a corporation (sociedad anónima) organized under the laws of Peru.

The Issuer promises to pay to [CEDE & CO. ] or registered assigns, the percentage of original principal amount of New Notes payable on each scheduled payment date as set forth below or such other amount as is shown on the Register on such date in respect of the New Notes:

INTEREST PAYMENT DATES: January 15 and July 15 of each year, commencing on July 15, 2016.

RECORD DATES: January 1 and July 1 prior to each Interest Payment Date.

Additional provisions of this Note are set forth on the reverse hereof.

*	Include only if the Note is to be held by DTC.
[1]	CUSIP No. and ISIN No. for 144A Global Note.
[2]	CUSIP No. and ISIN No. for Regulation S Global Note.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

CAMPOSOL S.A.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: May 27, 2016

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[FORM OF] REVERSE OF NOTE

10.50% Senior Secured Notes due 2021

Interest

CAMPOSOL S.A., a company incorporated under the laws of Peru (the “Issuer”) promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The New Notes will bear interest at 10.50% per annum from the Original Issue Date or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing July 15, 2016.

Interest will be paid to Holders of record at the close of business on January 1 and July 1 immediately preceding an Interest Payment Date (a “Record Date”), notwithstanding any transfer, exchange or cancellation thereof after a Record Date and prior to the immediately following Interest Payment Date. In any case in which the date of the payment of principal of, premium, if any, or interest on the Notes (including any payment to be made on any date fixed for redemption or purchase of any Note) is not a Business Day in the relevant place of payment, then payment of principal, premium, if any, or interest need not be made in such place on such date but may be made on the next succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the New Notes will accrue for the period after such date. Interest on the New Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Method of Payment

All payments on the New Notes will be made in U.S. dollars by the Issuer at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York (which initially will be the corporate trust operations office of the Trustee), and the New Notes may be presented for registration of transfer or exchange at such office or agency; provided that, at the option of the Issuer, payment of interest may be made by check mailed to the address of the Holders as such address appears in the New Note register.

In addition, the Issuer will pay to the Holder of this New Note such premium and Additional Amounts as may become payable under Section 2.12, Section 3.3 and Section 3.4 of the Indenture.

Trustee, Registrar and Paying Agent, Transfer Agent and Paying Agent, Transfer Agent and Listing Agent in Luxembourg

Initially, The Bank of New York Mellon (the “Trustee”), will act as Trustee, registrar, transfer agent and paying agent. The Issuer will also maintain an additional paying agent and a transfer agent in Luxembourg. Initially, The Bank of New York Mellon (Luxembourg) S.A. will act as Luxembourg listing agent, paying agent, transfer agent and registrar in Luxembourg.

Indenture

The Issuer issued the New Notes under an Indenture, dated as of May 27, 2016 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, Camposol Holding Ltd, as Parent Guarantor, Marinazul S.A. and Campoinca S.A., as Subsidiary Guarantors, the Trustee, and The Bank of New York Melon (Luxembourg) S.A., as paying agent, transfer agent and listing agent in Luxembourg. The Indenture imposes certain limitations on the Issuer and its Restricted Subsidiaries. The terms of the New Notes include those stated in the Indenture. The New Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. The New Notes are senior obligations of the Issuer limited to U.S.$200,000,000 aggregate principal amount. Each Holder, by accepting a New Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended from time to time. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. This New Note is one of the New Notes referred to in the Indenture.

Optional Redemption

At any time prior to July 15, 2018 the Issuer may at its option redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the New Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the redemption date (a “Make-Whole Redemption”). The Issuer will give not less than thirty five (35) days’ or more than sixty (60) days’ notice of any Make-Whole Redemption.

At any time and from time to time prior to July 15, 2018, the Issuer may redeem up to 35% of the aggregate principal amount of the New Notes with the Net Cash Proceeds of one or more sales of Common Stock of the Parent Guarantor or the Issuer in an Equity Offering at a redemption price of 109% of the principal amount of the New Notes, plus accrued and unpaid interest, if any, to (but not including) the redemption date (an “Equity Claw-Back Redemption”); provided that at least 65% of the aggregate principal amount of the New Notes originally issued on the Original Issue Date remains outstanding after each such redemption and any such redemption takes place within sixty (60) days after the closing of the related Equity Offering.

The Issuer will give not less than thirty (30) days’ nor more than sixty (60) days’ notice of any Equity Claw-Back Redemption. The Trustee will select New Notes for redemption pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, all in accordance with the procedures of DTC. A New Note of U.S.$2,000 in principal amount or less shall not be redeemed in part. If any New Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new New Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original New Note. On and after the redemption date, interest will cease to accrue on New Notes or portions thereof called for redemption.

At any time and from time to time on or after July 15, 2018, the Issuer may redeem the New Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date if redeemed during the twelve-month period beginning on February 2 of the years indicated below.

Year	Percentage
2018	105.250%
2019	102.625%
2020 and thereafter	100.000%

A Note of U.S.$1,000 in principal amount or less shall not be redeemed in part. If any New Note is to be redeemed in part only, the notice of redemption relating to such New Note will state the portion of the principal amount to be redeemed. A new New Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original New Note. On and after the redemption date, interest will cease to accrue on New Notes or portions thereof called for redemption.

Optional Tax Redemption

The New Notes may be redeemed, at the option of the Issuer, as a whole but not in part, upon giving not less than thirty (30) days’ nor more than sixty (60) days’ notice to the Holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Issuer for redemption (the “Tax Redemption Date”) if, as a result of:

(1) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the official application or interpretation of such laws, regulations or rulings (including without limitation a holding, judgment or order by a court of competent jurisdiction or other governmental authority), which change or amendment becomes effective (i) with respect to the Issuer or any applicable Guarantor, on or after the Original Issue Date and (ii) with respect to any successor of the Issuer or any applicable Guarantor, wherein any successor assumes the obligations of the New Notes or the Note Guarantees, as the case may be, and the Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the predecessor’s assets (each a “Surviving Person”), on or after the day such Surviving Person becomes a Surviving Person, with respect to any payment due or to become due under the New Notes, the Indenture or the Note Guarantees, and the Issuer or any applicable Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts with respect to taxes of Peru or Cyprus at a rate in excess of (x) 4.99% in the aggregate with respect to interest paid on the New Notes or (y) 30% in the aggregate with respect to any payments other than interest or principal on the New Notes that a Holder would realize were such Notes redeemed on such Interest Payment Date, and such requirement cannot be avoided by the Issuer or any applicable Guarantor, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt changing the jurisdiction of the Issuer or any applicable Guarantor is not a reasonable measure for the purposes of this paragraph; and provided further that no such notice of redemption will be given earlier than 30 days prior to the earliest date on which the Issuer or any applicable Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the New Notes or the Note Guarantees were then due.

Prior to the mailing of any notice of redemption of the New Notes pursuant to the foregoing, the Issuer or any applicable Guarantor, as the case may be, will deliver to the Trustee:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer or any applicable Guarantor, as the case may be, taking reasonable measures available to it; and

(2) an Opinion of Counsel or an opinion of a tax consultant, each of recognized standing with respect to tax matters in the Relevant Jurisdiction, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

Such certificate and opinion shall constitute sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders. The notice, once delivered to the Trustee, will be irrevocable.

Denominations; Transfer; Exchange

Any New Notes sold outside the United States to non-U.S. Persons in reliance on Regulation S will be issued in fully registered form without interest coupons attached and only in denominations of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof. Any New Notes sold pursuant to Rule 144A will be issued in fully registered form without interest coupons attached and only in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of New Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith. The New Notes (or beneficial interests therein) may not be transferred unless the principal amount so transferred is in an authorized denomination.

Persons Deemed Owners

The registered Holder of this New Note may be treated as the owner of this New Note for all purposes.

Unclaimed Money

Any monies deposited with or paid to the Trustee for the payment of the principal, premium or Additional Amounts (if any), interest or any other amount due with respect to any New Note and not applied but remaining unclaimed for two years after the date upon which such principal, premium or Additional Amounts (if any), interest or other amount shall have become due and payable, shall (to the extent not required to escheat to any governmental authority), upon written demand of the Issuer, be repaid by the Trustee to or for the account of the Issuer, the receipt of such repayment to be confirmed promptly in writing by or on behalf of the Issuer, and, to the extent permitted by Applicable Law, the Person claiming such payment of principal, premium or Additional Amounts (if any), interest or any other amount shall thereafter look only to the Issuer for any related payment that it may be entitled to receive, and all liability of the Trustee with respect to such monies shall thereupon cease.

Prescription

Claims against the Issuer, the Parent Guarantor or any Subsidiary Guarantor for the payment of principal or interest and Additional Amounts in respect of the New Notes or the Note Guarantee, as the case may be, will be prescribed unless made within six years of the due date for payment of such principal or interest and Additional Amounts.

Defeasance

Subject to certain conditions set forth in this Indenture, the Issuer at any time may terminate certain of its obligations under the New Notes and this Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the New Notes to redemption or maturity, as the case may be.

Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) Amendments of this Indenture, the Notes, the Note Guarantee or any guarantees may be made by the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Trustee, as the case may be, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding New Notes, and (ii) the Holders of a majority in principal amount of the outstanding New Notes may waive future compliance by the Issuer or any Note Guarantees with any provision of this Indenture, the New Notes or any Note Guarantee; provided that no such modification or amendment may, without the consent of each Holder directly and adversely affected thereby:

Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may, among other amendments set forth in this Indenture, amend this Indenture to cure any ambiguity, omission, defect or inconsistency, or to add guarantees with respect to the Notes or to provide additional rights or benefits to the Holders or to make any change that does not adversely affect the rights of any Holder.

Defaults and Remedies

If an Event of Default (other than an Event of Default specified in clause (h) or (i) of Section 5.1 of the Indenture) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the New Notes, then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders will, declare the principal of, premium, if any, and accrued and unpaid interest on the New Notes to be immediately due and payable, subject always to the Trustee having been indemnified and provided security to its satisfaction. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default set forth in clause (f) of Section 5.1 of the Indenture occurs, such Event of Default shall be automatically rescinded and annulled once the event of default triggering such Event of Default is remedied or cured or is waived by the holders of the relevant Indebtedness; provided, however, that no acceleration of the principal amount of the New Notes shall be rescinded or annulled upon the happening of any such events. No such rescission and annulment shall affect any subsequent Event of Default or impair any right consequent thereto. If an Event of Default specified in clause (h) or (i) of Section 5.1 of the Indenture occurs with respect to the Parent Guarantor, the Issuer or any Subsidiary Guarantor, the principal of, premium, if any, and accrued and unpaid interest on the New Notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Holders may not enforce the Indenture or the New Notes except as provided in the Indenture. The Trustee may refuse to enforce this Indenture or the Notes unless it receives indemnity and security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

Authentication

This New Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this New Note.

CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Issuer has caused CUSIP, ISIN and/or other similar numbers to be printed on the New Notes and has directed the Trustee to use such numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the New

Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Governing Law

This note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Issuer will pay to the Holders such Additional Amounts as may become payable under Section 2.12 of the Indenture.

Conversion of Currency

Dollars are the sole currency of payment for all sums payable by the Issuer under or in connection with the Notes or the Indenture, including damages. The Issuer has agreed that the provisions of Section 10.1 of the Indenture shall apply to conversion of currency in the case of the Notes and the Indenture. Among other things, Section 10.1 of the Indenture specifies that any amount received or recovered in a currency other than Dollars (whether as a result of, or of the enforcement of, a judgment, decree or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) in respect of any sum expressed to be due on the Notes and under the Indenture shall only constitute a discharge of such obligation to the extent of the amount of Dollars that the payee of such amounts due is able to purchase, in accordance with normal banking or other normal currency exchange procedures, with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If such amount of Dollars is more than the amount expressed to be due on the Notes or under the Indenture, if applicable, then the payee shall reimburse such excess to the payor. If such amount of Dollars is less than the amount expressed to be due on the Notes or under the Indenture, then the payor shall indemnify the payee of such amounts against any loss sustained by it as a result.

Agent for Service; Submission to Jurisdiction; Waiver of Immunities

The Issuer has irrevocably appointed CT Corporation System, with address at 111 Eighth Avenue New York, NY 10011, United States, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the United States District Court for the Southern District of New York or in any New York State court (in either case sitting in Manhattan, New York City).

The Issuer and the Guarantors will waive any immunity (including sovereign immunity), to the fullest extent permitted by applicable law, from suit, action, proceeding or jurisdiction to which it might otherwise be entitled in any such suit, action or proceeding in any U.S. federal or New York State court in the Borough of Manhattan, the City of New York or in any competent court in Peru or Cyprus.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type.

Requests may be made to:

CAMPOSOL S.A.

Av. El Derby 250 El Derby de Monterico

Lima 13, Perú

Fax +51 (1) 475-0789

NOTATION ON NEW NOTE RELATING TO NOTE GUARANTEE

For value received, the undersigned hereby unconditionally guarantees as principal obligor and not merely as a surety, to the Holder of this New Note, the cash payments in United States Dollars of principal, premium, if any, and interest on this New Note (and including premium and Additional Amounts payable thereon, if any) in the amounts and at the times when due, together with interest on the overdue principal, premium, if any, and interest, if any, on this New Note, if lawful, and the payment or performance of all other obligations of the Issuer under the Indenture or the New Notes, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and conditions of this New Note and the Indenture (as defined below). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture, dated as of May 27, 2016, among the Issuer, the Parent Guarantor, the Subsidiary Guarantors, The Bank of New York Mellon as trustee (together with its successors hereunder, in such capacity, the “Trustee”), registrar, transfer agent and paying agent, and The Bank of New York Mellon (Luxembourg) S.A., as listing agent, paying agent and transfer agent in Luxembourg.

The obligations of the undersigned to the Holders and to the Trustee are expressly set forth in the Indenture and reference is hereby made to the Indenture for the precise terms thereof.

IN WITNESS WHEREOF, the Guarantors have caused this endorsement with respect to the 10.50% Senior Secured Notes Due 2021 of Camposol S.A. to be duly executed.

Dated: May 27, 2016

CAMPOSOL HOLDING LTD
as Parent Guarantor

By:
Name:
Title:

By:
Name:
Title:

CAMPOINCA S.A.
as Subsidiary Guarantor

By:
Name:
Title:

By:
Name:
Title:

MARINAZUL S.A.
as Subsidiary Guarantor

By:
Name:
Title:

By:
Name:
Title:

[FORM OF] ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed: (I) or (we) assign and transfer this Note to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                     to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Your Name:
(Print your name exactly as it appears on the face
of this Note)

Your Signature:
(Sign exactly as your name appears on the face of
this Note)

Signature Guarantee*:

[The Transferee Certificates (Exhibits B and C to the Indenture) will be attached to the Note]

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

[FORM OF] OPTION OF HOLDERS TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 4.4 of this Indenture, check the box below:

~

If you elect to have only part of this Note purchased by the Issuer pursuant to Section 4.4 of the Indenture, state the amount (in minimum denominations of U.S.$2,000 or integral multiples of U.S.$1,000 in excess thereof) you elect to have purchased; provided that no purchase in part shall reduce the outstanding principal amount of maturity of the Notes held by you to below U.S.$2,000: U.S.$

Dated:	Your Name:
(Print your name exactly as it appears on the face
of this Note)

Your Signature:
(Sign exactly as your name appears on the face of
this Note)

Social Security or Tax Identification
No.

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

EXHIBIT B

to Indenture

[FORM OF] CERTIFICATE FOR

EXCHANGE OR TRANSFER OF RULE 144A NOTE 1*

The Bank of New York Mellon,

as Trustee and Registrar

101 Barclay Street

Floor 7-E

New York, NY 10286

Telephone No.: (212) 815-5366

Fax No.: [•]

Email: [•]

Re:	CAMPOSOL S.A.

10.50% Senior Secured Notes Due 2021 (the “New Notes”)

Reference is hereby made to this Indenture dated as of May 27, 2016 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among CAMPOSOL S.A., a corporation (sociedad anónima) organized under the laws of Peru (the “Issuer”), Camposol Holding Ltd., as Parent Guarantor, Marinazul S.A. and Campoinca S.A. as Subsidiary Guarantors, The Bank of New York Mellon, as trustee (the “Trustee”), registrar, paying agent and transfer agent, The Bank of New York Mellon (Luxembourg) S.A., as listing agent, paying agent and transfer agent in Luxembourg and La Fiduciaria S.A., as Peruvian Trustee and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in this Indenture.

This letter relates to $[                    ] of the Notes that are held as a beneficial interest in the Rule 144A Note (CUSIP No.                     ) with DTC in the name of [NAME OF TRANSFEROR] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an interest in the Regulation S Note (ISIN Code:                     ) to be held with [NAME OF PARTICIPANT] through DTC. If this is a partial transfer, a minimum amount of U.S.$2,000 or any integral multiple of U.S.$1,000 in excess thereof of the Rule 144A Note (or beneficial interests therein) will remain outstanding in the name of the Transferor.

In connection with such request, the Transferor does hereby certify that such exchange or transfer has been effected in accordance with the transfer restrictions set forth in this Indenture and (a) with respect to transfers made in reliance upon Regulation S under the Securities Act, the Transferor does hereby certify that:

(i) the offer of the New Notes (or beneficial interests therein) to be exchanged or transferred was not made to a person in the United States;

(ii) either: (A) at the time the buy order was originated the transferee was outside the United States or the Transferor and any person acting on the Transferor’s behalf reasonably believed that the transferee was outside the United States or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any Person acting on behalf of the Transferor knows that the transaction was pre arranged with a buyer in the United States;

*	This certification is to be made upon transfers or exchanges under Regulation S of interests in Rule 144A Note pursuant to Section 2.6(b) of this Indenture.

B-1

(iii) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903 or Rule 904 of Regulation S, as applicable;

(iv) the transaction meets any other applicable requirements of Rule 903 or Rule 904 of Regulation S;

(v) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

(vi) we are the beneficial owner of the principal amount of Notes being transferred; and

(v) with respect to transfers made in reliance upon Rule 144A under the Securities Act, the Transferor hereby certifies that the Notes are being transferred in a transaction permitted by Rule 144A under the Securities Act.

You and the Issuer are entitled to rely upon this certificate and are irrevocably authorized to produce this certificate or a copy hereof of any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert name of Transferor]

By:
Name:
Title:

Dated:

cc:

CAMPOSOL S.A.

B-2

EXHIBIT C

to Indenture

[FORM OF] CERTIFICATE FOR

EXCHANGE OR TRANSFER OF REGULATION S NOTE*

The Bank of New York Mellon,

as Trustee and Registrar

101 Barclay Street

Floor 7-E

New York, NY 10286

Telephone No.: (212) 815-5366

Fax No.: [•]

Email: [•]

Re:	CAMPOSOL S.A.

10.50% Senior Secured Notes Due 2021 (the “New Notes”)

Reference is hereby made to this Indenture dated as of May 27, 2016 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among CAMPOSOL S.A., a corporation (sociedad anónima) organized under the laws of Peru (the “Issuer”), Camposol Holding Ltd., as Parent Guarantor, Marinazul S.A. and Campoinca S.A. as Subsidiary Guarantors, The Bank of New York Mellon, as trustee (the “Trustee”), registrar, paying agent and transfer agent, The Bank of New York Mellon (Luxembourg) S.A., as listing agent, paying agent and transfer agent in Luxembourg and La Fiduciaria S.A., as Peruvian Trustee and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in this Indenture.

This letter relates to $[                    ] of the Notes that are held as a beneficial interest in the Regulation S Note (ISIN Code:                    ) with [Euroclear] [Clearstream] (Common Code No.             ) through DTC in the name of [NAME OF TRANSFEROR] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest in the Notes for an interest in the Rule 144A Note (CUSIP No.                    ) to be held with [NAME OF PARTICIPANT] through DTC. If this is a partial transfer, a minimum amount of U.S.$2,000 or any integral multiple of U.S.$1,000 in excess thereof of the Regulation S Note (or beneficial interests therein) will remain outstanding in the name of the Transferor.

In connection with such request, the Transferor does hereby certify that such Notes (or beneficial interests therein) are being transferred in accordance with Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A (a “QIB”) who is purchasing such Notes (or beneficial interests therein) for its own account or for the account of a QIB with respect to which the transferee exercises sole investment discretion, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

*	This certification is to be made upon transfers or exchanges under Rule 144A of interests in the Regulation S Note pursuant to Section 2.6(c) of this Indenture.

C-1

You and the Issuer are entitled to rely upon this certificate and are irrevocably authorized to produce this certificate or a copy hereof of any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert name of Transferor]

By:
Name:
Title:

Dated:

cc:

CAMPOSOL S.A.

C-2